Exhibit 10.1

                                CONTRACT OF SALE


                                     BETWEEN


                              54-55 STREET COMPANY,

                                   AS SELLER,

                                       AND

                      RECKSON OPERATING PARTNERSHIP, L.P.,


                                  AS PURCHASER

                          DATED AS OF OCTOBER 15, 1999

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

GLOSSARY...................................................................iii

SECTION 1.   Purchase and Sale of Premises..................................1

SECTION 2.   Purchase Price; Downpayment....................................1

SECTION 3.   Closing........................................................5

SECTION 4.   Termination Option.............................................5

SECTION 5.   Title Exceptions...............................................6

SECTION 6.   Failure of Seller or Purchaser to Perform......................7

SECTION 7.   Representations and Warranties of Seller and Purchaser.........8

SECTION 8.   Inspection of the Premises....................................21

SECTION 9.   Violations Affecting the Premises.............................22

SECTION 10.  Destruction, Damage or Condemnation Affecting the Premises....23

SECTION 11.  Seller's Closing Obligations..................................25

SECTION 12.  Purchaser's Closing Obligations...............................28

SECTION 13.  Apportionments and Adjustments; Closing Costs.................30

SECTION 14.  Operation of Premises.........................................35

SECTION 15.  Broker........................................................38

SECTION 16.  Notices.......................................................38

SECTION 17.  Limitation on Survival of Representations, Warranties and
             Obligations...................................................40

SECTION 18.  Prohibition of Recording......................................40

SECTION 19.  Miscellaneous.................................................40

                                    EXHIBITS
                                    --------

Exhibit "A"           Legal Description of Land
Exhibit "B"           Certain Permitted Exceptions
Exhibit "B-1"         Title Letter
Exhibit "C"           Leases
Exhibit "D"           Minskoff Lease
Exhibit "E"           Lease Defaults, Delinquencies and Rent Roll
Exhibit "F"           Security Deposits
Exhibit "G"           Tenant Work
Exhibit "H"           Personal Property and Security Agreements
Exhibit "I"           Brokerage Agreements and Mendik Management Agreement
Exhibit "J"           Curtain Wall Agreement and Sidewalk Bridge Agreement
Exhibit "K"           Litigation
Exhibit "L"           Environmental
Exhibit "M"           Building Employees
Exhibit "M-2"         Union Employees
Exhibit "N"           Pending Tax Proceedings
Exhibit "O"           Form of Deed
Exhibit "P"           Form of Bill of Sale
Exhibit "Q"           Form of Assignment and Assumption Agreement
Exhibit "R            Form of General Assignment and Assumption Agreement
Exhibit "S"           Form of Tenant Notice
Exhibit "T"           Non-Foreign Status Affidavit
Exhibit "U"           Form of Tenant Estoppel
Exhibit "U-1"         Form of MTA Estoppel
Exhibit "V"           Service Contracts
Exhibit "W"           Form of Hearst Letter of Credit
Exhibit "X"           The License Agreement
Exhibit "Y"           Mendik Commission Agreement
Exhibit "Z"           Tax Escrow Agreement
Exhibit "ZZ"          Commencement Date Schedule
Exhibit "ZZZ"         Lease Clarification Agreement (Burberry)

Schedule "1"        Chase Monthly Rent
Schedule "2"        Form of Legal Opinion
Schedule "3"        Curtain Wall Consent Letter
Schedule "4"        Operating Units Representations
Schedule "5"        Mannor Corp./Threadtex Rider
Schedule "6"        New York Life Insurance Company Letter

                                    GLOSSARY
                                    --------

                                                                           Page
                                                                           ----

ADA.........................................................................12
Agreement....................................................................1
Arrearages and Unpaid Escalations Statement.................................25
Authorized Representatives..................................................21
Broker......................................................................15
C&W.........................................................................21
Casualty Termination Notice.................................................23
Chase.......................................................................19
Chase Funds.................................................................19
Chase Monthly Rent..........................................................19
Closing......................................................................5
Closing Date.................................................................5
Commencement Date...........................................................36
Cured Estoppels.............................................................26
Deed........................................................................25
Demand.......................................................................4
Downpayment..................................................................1
Environmental Laws..........................................................13
Escrow Account...............................................................2
Escrow Funds.................................................................2
Escrow Holding Account.......................................................1
Escrowee.....................................................................2
Excluded Tenants............................................................26
General Assignment and Assumption...........................................25
Hazardous Materials.........................................................13
Hearst Tenant................................................................2
Holdback Deductible.........................................................16
Improvements.................................................................1
Indemnify...................................................................22
Land.........................................................................1
Lease Assignment and Assumption.............................................25
Losses......................................................................22
New Lease...................................................................35
New Lease Expenses..........................................................35
Non-Termination Commission..................................................34
Non-Voluntary Liens..........................................................6
Notice......................................................................44
Overage Rent................................................................32
Permitted Exceptions.........................................................6
Premises.....................................................................1
Purchase Price...............................................................1
Purchaser....................................................................1
Purchaser's Demand...........................................................4
Renewal and Expansion Commissions...........................................34
rental......................................................................30
rents.......................................................................30
Representations and Warranties Holdback.....................................15
Restoration Cost............................................................23
Satisfactory Tenant Estoppel................................................26
Scheduled Closing Date.......................................................5
Section 7 Cure..............................................................14
Section 7 Cure Period.......................................................14
Security Deposits...........................................................25
Seller.......................................................................1
Seller and its Representatives..............................................13
Seller's Breach.............................................................14
Seller's Demand..............................................................3
Seller's Estoppel...........................................................26
Seller's Principal..........................................................41
Seller's Section 7 Cure Notice..............................................14
Service Contracts...........................................................36
SPE.........................................................................43
Suite 1802 Tenant...........................................................32
Surrender Agreements.........................................................2
Surrender Period.............................................................2
Taking......................................................................24
Tenant Estoppel.............................................................26
Termination Option...........................................................5
Unit Election...............................................................43
Violations..................................................................22
Voluntary Liens..............................................................6
Warranties Holdback Account.................................................16
Warranties Holdback Funds...................................................16
Warranties Holdback Termination Date........................................18

                                CONTRACT OF SALE

     CONTRACT OF SALE (the "Agreement"), dated as of October 15, 1999, between 54-55 STREET COMPANY, a joint venture organized under the laws of the State of New York, having an address at 1350 Avenue of the Americas, New York, New York 10019 ("Seller"), and RECKSON OPERATING PARTNERSHIP, L.P., a Delaware limited partnership having an address at c/o Reckson Associates Realty Corp., 10 East 50th Street, 29th Floor, New York, New York 10022 ("Purchaser").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, Seller desires to sell the Premises (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Premises from Seller, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION 1. PURCHASE AND SALE OF PREMISES. Subject to and in accordance
                -----------------------------
with the provisions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the following: (a) the real property described on Exhibit "A" annexed hereto and made a part hereof (the "Land"), (b) the building and other improvements situated on the Land (collectively, the "Improvements"), (c) any land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, (d) any appurtenances to the Land or the Improvements, and (e) to the extent owned by Seller, the fixtures, equipment and other personal property attached or appurtenant to the Improvements on the date hereof and/or to the extent located on the Premises, used in connection with the ownership, operation and management of the Premises (the items enumerated in clauses (a)-(e) above being hereinafter collectively referred to as the "Premises").

     SECTION 2. PURCHASE PRICE; DOWNPAYMENT.
                ---------------------------

     2.1. The aggregate purchase price to be paid by Purchaser to Seller for the Premises (the "Purchase Price") is ONE HUNDRED TWENTY-SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($126,500,000.00), subject to adjustment as provided in Section 2.2(d), which amount shall be payable in accordance with the further provisions of this Section 2.

     2.2. (a) Simultaneously with the execution and delivery of this Agreement, Purchaser shall deliver to Escrowee (as hereinafter defined), by wire transfer in immediately available federal funds to Citibank, N.A., 153 East 53rd Street, New York, New York 10043, Account Name - Gibson, Dunn & Crutcher LLP, Account Number - 43355282, ABA Number 021-000-089 (the "Escrow Holding Account"), the amount of SIX MILLION AND 00/100 DOLLARS ($6,000,000.00) as a downpayment (the "Downpayment") on account of the Purchase Price.

          (b) The Downpayment, together with all interest earned thereon, hereinafter collectively shall be referred to as the "Escrow Funds." Escrowee shall transfer and deposit all Escrow Funds from the Escrow Holding Account to the separate escrow account ("Escrow Account") referred to below and shall thereafter hold and disburse the Escrow Funds in accordance with the provisions of Section 2.3 hereof. As used in this Agreement, the term "Escrowee" shall mean and refer to Gibson, Dunn & Crutcher LLP.

          (c) At the Closing, Purchaser shall (i) pay to Seller the amount of ONE HUNDRED TWENTY-FOUR MILLION and 00/100 DOLLARS ($124,000,000.00), plus any Additional Purchase Price which is payable pursuant to Section 2.2(d), less the amount of the Downpayment actually delivered by Purchaser to Escrowee (less any funds used by Seller for restoration and not replaced by Purchaser pursuant to
Section 2.3(d) hereof), and less the amount of the holdback provided for in
Section 7.7 hereof, further subject to apportionments and other adjustments made in accordance with the terms of Section 13 and Section 14 hereof, (ii) pay the amount of the holdback provided for in Section 7.6 hereof to the Warranties Holdback Escrowee, which subject to the terms and conditions set forth in
Section 7.6 hereof, shall be paid to Seller on account of the balance of the Purchase Price not later than nine (9) months after the Closing (except for the Remy Amerique Commission Funds (as defined herein) which subject to the terms and conditions set forth in Section 7.6 hereof, shall be paid to Seller not later than December 31, 2000 as provided below), and (iii) direct Escrowee to deliver to Seller the Escrow Funds.

          (d) The Purchase Price shall be increased above the amount of $126,500,000.00 in the amount hereinafter set forth (the "Additional Purchase Price") at such time as Seller delivers to Purchaser, or Purchaser obtains, at or prior to Closing or within one (1) year after the Closing ("Surrender Period"), one or more written agreements ("Surrender Agreements") by the current tenant ("Hearst Tenant") under that certain Lease Agreement dated as of August 7, 1990 between Seller as Landlord and the Hearst Corporation as tenant (as amended from time to time, the "Hearst Lease") in which the Hearst Tenant unconditionally agrees to surrender within the Surrender Period, subject to postponements for force majeure, some or all of the space ("Hearst Space") occupied by the Hearst Tenant (but not less than one-half (1/2) of a floor nor more than two (2) full floors without Purchaser's prior written consent to be granted or withheld in Purchaser's sole and absolute discretion). The Additional Purchase Price shall be in the amount of ONE MILLION DOLLARS ($1,000,000.00) for each full floor (pro rata for portions of a floor as aforesaid), as specified in the Surrender Agreements, up to and including a maximum Additional Purchase Price of Two Million Dollars ($2,000,000.00). At Closing, Purchaser shall pay the amount of that portion of the Additional Purchase Price (if any) required hereunder with respect to all Surrender Agreements delivered at that time (if any), and Purchaser shall deliver to Seller at the Closing as security for Purchaser's obligation to pay any Additional Purchase Price as the same may become due an irrevocable letter of credit ("Hearst LOC") in the amount of (i) $2,000,000.00 less (ii) that portion of the Additional Purchase Price paid at the Closing (if any). The Hearst LOC shall be in the form of Exhibit W annexed hereto and made a part hereof, and shall comply with the following:

               (A) The term of the Hearst LOC shall be six (6) months from and after the date of Closing. The LOC shall be issued by and drawn on The Chase Manhattan Bank or other bank reasonably acceptable to Seller and shall be presentable for payment in New York City.

               (B) It shall be payable at sight in increments of $1,000,000 for each full floor (pro rata for portions of a floor as aforesaid) of the Hearst Space required to be surrendered, upon presentation of (I) Seller's sworn affidavit that Seller is entitled to the amount set forth therein, and (II) specifying the portion of the Hearst Space to be surrendered pursuant to the attached executed Surrender Agreement (showing copies delivered simultaneously to Purchaser). Notwithstanding any expiration of or failure to draw on the Hearst LOC, Purchaser shall remain obligated to pay the Additional Purchase Price as provided herein.

          At all times from and after the date hereof through the Surrender Period, to the extent Hearst desires to surrender any of the Hearst Space, Seller and Purchaser shall jointly negotiate with Hearst to obtain a surrender of the Hearst Space to maximize the space to be surrendered, and neither Seller nor Purchaser shall contact or communicate with the Hearst Tenant (or any parent or affiliate) or any agent or representative thereof ("Hearst Party"), directly or indirectly, concerning (x) any extension, renewal, termination or surrender of the Hearst Lease, or (y) any amendment or modification of the Hearst Lease related to or which might materially and adversely affect the surrender of any Hearst Space, without the prior written consent of the other. If either Seller or Purchaser shall receive any communication from any Hearst Party concerning the Hearst Space or Hearst Lease during the Surrender Period, it shall promptly make full disclosure thereof to the other party.

          (e) Except as otherwise provided for in this Agreement, all monies payable to Seller by Purchaser pursuant to this Agreement, shall be paid by wire transfer in immediately available federal funds to an account or accounts designated in writing from time to time by Seller.

     2.3. (a) Escrowee shall hold the Escrow Funds in escrow in an interest-bearing account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) in a New York Clearing House Bank or in a nationally recognized "money fund" (the "Escrow Account") until the Closing or sooner termination of this Agreement and shall pay over or apply the Escrow Funds in accordance with the further provisions of this Section 2.3. The party which receives the interest earned on the Downpayment shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are set forth on the signature page hereof Escrowee shall not be liable to Purchaser or Seller for any loss occasioned by any deposit of the Escrow Funds made in accordance with this Section 2.3.

          (b) At the Closing, the Escrow Funds shall be paid by Escrowee to Seller and Purchaser shall receive a credit against the Purchase Price equal to the sum of the Escrow Funds.

          (c) Subject to, and following in compliance with, the provisions of
Section 2.3(e) hereof, Escrowee shall deliver to Seller the Escrow Funds at the expiration of ten (10) business days following Escrowee's receipt of Seller's written demand ("Seller's Demand") for the Escrow Funds stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and specifying such default in reasonable detail or that Seller is entitled to use the Escrow Funds to restore the Premises as provided in Section 8.2(b) hereof (it being understood and agreed that (i) Seller shall have no obligation to restore the Premises, and (ii) to the extent Seller uses all or any portion of the Escrow Funds to restore the Premises, Purchaser shall promptly pay to Escrowee an amount equal to the Escrow Funds used to restore the Premises). Simultaneously with Seller's delivery of Seller's Demand to Escrowee, Seller shall deliver a copy of Seller's Demand to Purchaser.

          (d) Subject to, and following in compliance with, the provisions of
Section 2.3(e) hereof, Escrowee shall deliver to Purchaser the Escrow Funds at the expiration of ten (10) business days following Escrowee's receipt of Purchaser's written demand ("Purchaser's Demand") therefor stating in reasonable detail that (i) the Closing did not occur on the Scheduled Closing Date (as hereinafter defined), or on such later date to which the Closing shall have been adjourned, as a result of Seller's inability or refusal to convey title to the Premises in accordance with the provisions of this Agreement, or (ii) Purchaser has properly terminated this Agreement in accordance with the provisions hereof. Simultaneously with Purchaser's delivery of Purchaser's Demand to Escrowee, Purchaser shall deliver a copy of Purchaser's Demand to Seller.

          (e) If Escrowee receives either Seller's Demand or Purchaser's Demand (individually, a "Demand") pursuant to and in accordance with Section 2.3(c) or
(d) hereof, as the case may be, then, in such event, prior to releasing the Escrow Funds, Escrowee shall deliver a copy of Seller's Demand or Purchaser's Demand, as the case may be, to the non-demanding party within five (5) business days after receipt thereof by Escrowee. If Escrowee shall not have received a written objection to the proposed payment by the close of business on the tenth
(10th) business day following the date of Seller's Demand or Purchaser's Demand, as the case may be, then, in such event, Escrowee is hereby authorized and directed to make the payment set forth in such Demand on the eleventh (11th) business day following the date of such Demand. If Escrowee shall have received a written objection from either party before such payment, then, in such event, Escrowee shall continue to hold the Escrow Funds until otherwise directed by written instructions from both of the parties hereto or by a final unappealable judgment of a court of competent jurisdiction; provided, however, that Escrowee shall have the right, at any time, to deposit the Escrow Funds with any court of competent jurisdiction and thereby be relieved and discharged of any further obligations or liability under this Agreement. Escrowee shall give written notice of any such deposit to Seller and Purchaser. Escrowee shall be entitled to rely upon the authenticity of any signature and/or the validity of any writing received by Escrowee pursuant to, or otherwise relating to, this Agreement. Any writing signed by any two (2) of the "parties of the first part" of Seller, on behalf of Seller, shall be sufficient to bind Seller, and Escrowee shall be entitled to rely thereon. The "parties of the first part" of Seller are Marjorie Minskoff Schleifer (whose official successor as such party of the first part is Jean Minskoff Grant), Myron A. Minskoff (whose official successor as such party of the first part is Sara Minskoff Grant), and the Estate of Jerome Minskoff (whose co-executors are Patricia Minskoff and United States Trust Company of New York).

          (f) The parties acknowledge and agree that (i) Escrowee, in its capacity as the holder of the Escrow Funds hereunder, is acting solely as a stakeholder at the parties' request and for their convenience; (ii) although Escrowee, in its capacity as attorney, acts as the attorney for Seller in connection with the transactions contemplated herein, Escrowee shall not be deemed to be the agent of either of the parties hereto as holder of the Escrow Funds (provided, however, that the parties hereto acknowledge and agree that (x) Purchaser, by its execution and delivery of this Agreement, has pledged to Seller the Escrow Funds as security for Purchaser's obligations hereunder, (y) Purchaser hereby grants to Seller a first priority lien on, and security interest in, the Escrow Funds, and (z) Escrowee shall be deemed to be Seller's agent for the purposes of such pledge and grant of security interest); (iii) any conflict of interest that may exist because of Escrowee's representation of Seller hereunder as attorney and/or acting as agent with respect to said pledge and grant of security interest is hereby waived; and (iv) Escrowee shall not be liable to either of the parties hereto or to any third-party for any act or omission on its part as Escrowee unless due to Escrowee's gross negligence or willful misconduct. Seller and Purchaser, jointly and severally, shall indemnify, defend and hold harmless Escrowee from and against any and all losses, liabilities, costs, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) which may be incurred or suffered by Escrowee in connection with the performance of Escrowee's duties hereunder, excepting Escrowee's gross negligence or willful misconduct. As between Seller and Purchaser, the party responsible for the acts or omissions giving rise to the foregoing indemnity obligation, shall be liable to the other party for contribution or reimbursement.

     SECTION 3.  CLOSING.
                 -------

     3.1. (a) The closing of the transaction contemplated by this Agreement (the "Closing") shall occur on November 30, 1999 (the "Scheduled Closing Date"), or on such earlier date as Purchaser and Seller shall mutually agree upon, subject to adjournment as hereafter provided; provided, however, notwithstanding any provision of this Agreement to the contrary, in no event shall the Closing be adjourned under any provision of this Agreement to a date later than January 31, 2000. The Closing shall occur at the offices of Seller's attorney, Gibson, Dunn & Crutcher, LLP, at 200 Park Avenue, New York, New York 10166 at 10:00 a.m. on the Scheduled Closing Date or at such other time or place as shall be agreed upon by the parties. The date on which the Closing shall actually occur is referred to herein as the "Closing Date".

          (b) In addition to Seller's rights to adjourn the Closing set forth elsewhere in this Agreement, each party hereto shall have the one-time right to adjourn the Scheduled Closing Date (as theretofore adjourned) for up to seven
(7) days in the aggregate.

          (c) Provided that Seller has delivered to New York Life Insurance Company ("New York Life") the letter with the same substance as the form attached hereto as Schedule 6 on or before October 22, 1999, Seller shall have the right to postpone the Closing Date up to the date (the "60-Day Date") that is 60 days after the delivery to New York Life of such letter, if so required by New York Life, provided that the Closing Date shall not be extended beyond the 60-Day Date as a result of this Section 3.1(c).

     SECTION 4. TERMINATION OPTION.
                ------------------

     4.1. For the purposes of this Agreement, the term "Termination Option" shall mean the termination of this Agreement by Purchaser pursuant to any express right of termination granted to Purchaser herein, which Termination Option shall be exercised by the giving of a written notice of termination from Purchaser to Escrowee as provided in the applicable provisions of this Agreement. Upon the proper exercise of the Termination Option by Purchaser, Purchaser shall be entitled to the Escrow Funds, subject to the provisions of
Section 2.3 and Section 8.2 hereof, and this Agreement shall be deemed terminated automatically and of no further force or effect and neither party hereto shall have any further rights or obligations hereunder, without the necessity for any further notice, instrument or document or action by or between either of the parties; provided, however, that the indemnities contained in
Section 8.2 and Section 15 hereof shall survive any such termination, together with all other indemnities, representations, warranties and obligations which are specifically provided herein to survive any such termination, in each case for a period of 9 months from the date of termination.

     SECTION 5. TITLE EXCEPTIONS.
                ----------------

     5.1. At the Closing, provided that neither Purchaser nor Seller has terminated this Agreement pursuant to the terms hereof, Seller shall transfer title to the Premises to Purchaser pursuant to the Deed (as hereinafter defined), subject only to the following (the "Permitted Exceptions"): (a) the list of items designated in the pro forma title policy issued by Commonwealth Land Title Insurance Company ("Commonwealth") which are set forth on Exhibit "B" annexed hereto and made a part hereof (provided that the actual title policy may be issued by Commonwealth, First American Title Insurance Company, or Chicago Title Insurance Company) [collectively, the "Title Insurer"]; (b) the Violations, if any, referred to in Section 9 hereof; and (c) all leases and tenancies (as tenants only) affecting the Premises described on Exhibit "C" annexed hereto and made a part hereof.

     5.2. Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record, at Seller's expense, all of the following items: (a) the items listed in the letter (the "Title Letter") addressed to Seller from Title Insurer set forth on Exhibit "B-1; (b) any encumbrances ("Voluntary Liens") which Seller has granted, suffered or allowed to be placed upon the Premises, including without limitation mechanics' liens and federal, state and municipal tax liens against the Seller which are other than Permitted Exceptions (other than those permitted to be created by tenants under their leases); provided, however, that a lien or encumbrance created by a tenant that is not permitted under its respective lease shall not be deemed a Voluntary Lien; and (c) any other encumbrances ("Non-Voluntary Liens") placed on the Premises which are not (I) Voluntary Liens or (II) Permitted Exceptions or (III) items listed in the letter referred to in
Section 5.2(a); provided that Seller shall not be obligated to spend more than the aggregate amount of $250,000.00 to omit or satisfy or discharge (or provide a credit for the funds necessary to accomplish the same) Non-Voluntary Liens. Without limiting the foregoing, Seller shall use its best efforts to cause the holder of any mortgages encumbering the Premises to assign said mortgages to Purchaser's designee or Lender without charge to Purchaser, provided that Seller shall not be required to incur any costs, fees or expenses nor to commence any proceedings or litigation in connection therewith, and in no event shall delivery of such assignment(s) constitute a condition to the Closing.

     5.3. Notwithstanding any provision contained herein to the contrary, no defect or exception to title shall be deemed a failure of Seller's obligations entitling Purchaser to exercise the Termination Option which Seller shall, at its discretion, (a) elect to cure by notice to Purchaser, and which shall have been cured at or before the Closing or (b) cause the Title Insurer to omit from the final title insurance policy. Seller shall have no obligation to expend any funds or otherwise to cure any title defects, except in each case as set forth in Section 5.2.

     SECTION 6. FAILURE OF SELLER OR PURCHASER TO PERFORM.
                -----------------------------------------

     6.1. (a) If Seller shall be unable to convey title to the Premises to Purchaser in accordance with this Agreement for reasons other than default by Seller under this Agreement, then, in such event, as its sole and exclusive remedies hereunder, Purchaser shall be entitled either (i) to accept such title as Seller is able to convey, without any credit, reduction, adjustment or abatement in, to or of the Purchase Price (except as otherwise provided for specifically herein), or (ii) to terminate this Agreement by exercise of the Termination Option on or before the Closing Date, it being the intention of the parties that Purchaser hereby knowingly and with the advice of counsel waives and relinquishes any and all other rights and remedies at law or in equity, including, but not limited to, damages or specific performance.

          (b) If Seller shall default in the performance of its obligations hereunder, subject to Seller's rights to cure such default as provided in this Agreement (it being understood and agreed that such right to cure shall not extend past January 31, 2000 as set forth in Section 3.1(a) hereof), then in such event, as the sole and exclusive remedies of Purchaser hereunder (other than the remedies of Section 6.1(a)(i), which shall remain available to Purchaser), Purchaser shall be entitled either (i) to terminate this Agreement by exercise of the Termination Option on or before the Closing Date, or (ii) to bring an action for specific performance of the terms of this Agreement for conveyance of the Premises in accordance with the terms of this Agreement, it being the intention of the parties that Purchaser knowingly and with the advice of counsel hereby waives and relinquishes any and all other rights and remedies at law or in equity, including, without limitation, any claim for damages. Notwithstanding the foregoing, the indemnity of Seller contained in Section 15 hereof shall survive any termination of this Agreement pursuant to Sections 6.1(a) and 6.1(b) for a period of nine (9) months from the date of the Closing.

     6.2. Provided that Purchaser is obligated to close hereunder and Seller is ready, willing and able to consummate the transactions contemplated hereby, if Purchaser shall materially default in the performance of any of its obligations hereunder, then, in such event, as its sole and exclusive remedy hereunder, Seller shall be entitled to terminate this Agreement and retain the Escrow Funds as liquidated and agreed damages for Purchaser's default (excluding all indemnities of Purchaser herein, for which the Escrow Funds may be subject to Seller's claims for actual Losses as provided herein), it being agreed by the parties, each knowingly and with the advice of separate counsel, that it would be difficult to calculate precisely Seller's actual damages in the event of such a default by Purchaser and that the liquidated damages set forth herein represent a fair and reasonable estimate by Seller and Purchaser of the damages (direct, indirect and consequential) which would be suffered by Seller as a result of Purchaser's default hereunder (excluding Purchaser's indemnities as aforesaid). If Seller shall elect to terminate this Agreement pursuant to this
Section 6.2, then, in such event, upon Seller's receipt of the Escrow Funds, this Agreement shall terminate automatically and be of no further force or effect and neither party hereto shall have any further rights or obligations hereunder or thereunder without the necessity for any further notice, instrument, document or action by or between any of the parties; provided, however, that the indemnities contained in Section 8.2 and Section 15 hereof and all other indemnities of Purchaser provided in this Agreement shall survive any such termination for a period of nine (9) months from the date of the Closing and shall be separately and additionally enforceable and/or recoverable by the non-indemnifying party.

     SECTION 7. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.
                ------------------------------------------------------

     7.1. Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

          (a) Seller is a valid and existing joint venture which is treated as a general partnership under the laws of the State of New York.

          (b) Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement on its part to be performed, has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on its part to be performed, and has duly executed and delivered this Agreement, and all of the obligations of Seller hereunder constitute and, upon the execution and delivery by Seller of the other documents and instruments to be executed and delivered by Seller pursuant hereto, all obligations of Seller thereunder will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms subject to: (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), (ii) general principles of equity, including without limitation, standards of due process, materiality, good faith, reasonableness and fair dealing, and (iii) the extent to which any provisions may be deemed unenforceable as contrary to public policy.

          (c) The execution, delivery and performance of this Agreement, and all other agreements, documents and instruments to be executed by Seller pursuant to this Agreement, when duly executed and delivered by Seller, will each constitute the binding obligation of Seller; and such execution and consummation of the transaction contemplated hereby does not (i) breach or violate any organizational documents of Seller, (ii) to Seller's knowledge, conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which it or any of its property is bound, (iii) conflict with or violate any judgment, order, writ, injunction or decree binding on Seller or any of its property or (iv) to Seller's knowledge (without inquiry), conflict with or violate any law, rule, regulation or ordinance applicable to Seller or any of its property.

          (d) No approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or regulatory body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, other than filing and paying New York State and New York City transfer tax returns and taxes, respectively.

          (e) Seller is solvent and has not filed, nor has there been filed against it, nor do grounds exist for the filing of, any voluntary or involuntary petition in bankruptcy or insolvency and no receiver or trustee or similar custodian has been appointed with respect to any of Seller's property, and Seller has not received written notice from any bankruptcy court that any partner of Seller is subject to any voluntary or involuntary bankruptcy or insolvency proceeding.

          (f) To Seller's knowledge, except for the Leases, true and complete copies of which have, to Seller's knowledge, been delivered to Purchaser, there are no leases, tenancies, rental agreements, occupancy rights or possessory rights, and to Seller's knowledge, there are no subtenancies which Seller has consented to in writing (other than with respect to Suite 1802), in each case affecting any portion of the Premises as of the date hereof. Suite 2305 is leased to Myron A. Minskoff, Inc. pursuant to the lease ("Minskoff Lease"), an executed copy of which is annexed hereto as Exhibit "D" and made a part hereof With respect to the Leases, to Seller's knowledge, except as set forth on Exhibit "E" annexed hereto and made a part hereof: (i) all of the Leases are in full force and effect and none of the Leases has been modified, amended or extended; (ii) there are no pending summary proceedings for the eviction of any tenant under the Leases, there are no pending proceedings or pending written claims by any tenant against Seller for offsets against rent or additional rent or for damages or other redress, and no tenant has delivered written notice to Seller that such tenant is disputing (x) the amount of additional rent or escalation payments due pursuant to such tenant's Lease or (y) the commencement date or the rent commencement date under its Lease which dispute remains unresolved; (iii) Seller has not received any written notice from any tenant claiming that Seller is in default of any of its obligations under any Lease, which default has not been cured; (iv) Seller has not sent any written notice, except as set forth on Exhibit "E", to any tenant claiming that such tenant is in default of any of its obligations under any Lease, which default remains uncured; (v) except as set forth on Exhibit "E" there are no delinquencies in any rental payments due under any of the Leases; (vi) Exhibit "F" attached hereto constitutes a true, correct and complete list of the security deposits held by Seller with respect to the Leases (the "Security Deposits"), and the bank(s) and account number(s) where such security deposits are maintained and, in the case of each Letter of Credit, the current expiration date thereof; (vii) no renewal or extension options have been granted to any tenant other than those set forth in the Leases; (viii) no tenant or other person has the option to purchase the Premises or a right of first offer or refusal to do so; (ix) no brokerage commission or other similar compensation is now or hereafter will become due or payable with respect to or on account of any of the Leases other than (A) the brokerage commissions set forth on Exhibit "I" and (B) any such amounts which may become due and payable as a result of the exercise of any expansion or renewal option following the date hereof or as set forth in the Mendik Management Agreement attached hereto as Exhibit "I"; (xi) no tenant has delivered written notice of its termination of its Lease (or the surrender of any space demised thereunder) or of its intention to so terminate its Lease or surrender any space; (xii) except for collateral assignments of leases and rents given to any existing mortgage holder of the Property (which Seller will use its best efforts, subject to the limitations of Section 5.2 hereof, to cause to be assigned to Purchaser at Closing or, if not so assigned, which Seller will cause to be released of record), Seller has not given any other assignment, pledge or encumbrance of its interest in the Leases or the rents payable thereunder;
(xiii) all tenant work, free rent and any other tenant inducement obligations under the Leases have been satisfied by Seller, except as set forth on Exhibit "G" attached hereto; (xiv) attached as Exhibit "E" is a copy of the rent roll with respect to the Leases which is true, correct and complete; (xv) the dates set forth on the attached "Exhibit "ZZ" as the "commencement date" and the "rent commencement date" (to the extent Seller has such information) and the dates set forth on the attached rent roll as the "expiration date" accurately reflect the applicable tenant's commencement date, rent commencement date and expiration date under its Lease; and (xvi) Seller has not received written notice of the non-renewal of any Letter of Credit posted as a Security Deposit under the Leases.

          (g) All furnishings, fixtures, machinery, equipment, supplies, tools and other items of personal property owned by Seller and located at and used in connection with the Premises as listed on Exhibit "H" annexed hereto and made a part hereof, are free and clear of all security interests, conditional sales agreements and title retention agreements other than those described on Exhibit "H".

          (h) Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, as amended.

          (i) To Seller's knowledge, Seller has not received written notice of any condemnation or eminent domain proceeding pending or threatened, in writing, against the Premises or any part thereof.

          (j) To Seller's knowledge, Exhibit "I" annexed hereto and made a part hereof is a list of all written agreements affecting the Premises as of the date hereof to which Seller is a party with respect to brokerage commissions, finder's fees or real estate agent's fees for the execution of the Leases.

          (k) Except for the Service Contracts, and except for the Curtain Wall Agreement and Sidewalk Bridge Agreement (the Curtain Wall Agreement and Sidewalk Bridge Agreement are hereinafter collectively referred to as the "Exterior Agreements"), true copies of which are annexed hereto as Exhibit "J", to Seller's knowledge Seller is not a party to any written contracts (including, without limitation, any architect's or engineering agreement) which remain to be performed with respect to any improvements to the Premises, and the Service Contracts, the Curtain Wall Agreement and the Sidewalk Bridge Agreement are in full force and effect, without written notice of default to or by any party. Except as set forth in the next sentence, no additional amounts shall be payable with respect to the Exterior Agreements. The work contemplated by the Exterior Agreements is intended to be completed on or before the Closing, but if it is not so completed, Seller shall at the Closing (i) use its best efforts (without Seller being required to incur any fees, costs or expenses nor to commence any proceeding or litigation in connection therewith), to deliver to Purchaser a consent to the assignment of the Exterior Agreements to Purchaser from the other parties to the Exterior Agreements (it being agreed that in no event shall delivery of such consent constitute a condition to Closing), and in the event of such consent, (ii) assign the Exterior Agreements to Purchaser and the same shall be assumed by Purchaser by inclusion in Exhibit "R" annexed hereto and made a part hereof, and (iii) Seller shall give Purchaser a credit against the Purchase Price for the balance of the stated cost of completion. If consent to such assignment shall not be obtained, Seller agrees at Purchaser's request and at Purchaser's expense, to enforce any applicable provision of the Exterior Agreements after the Closing for the benefit of Purchaser. The preceding sentence shall survive the Closing. Attached hereto as Schedule 3 is a consent to the transfer of the warranties under the Curtain Wall Agreement, which is approved by Purchaser, and which warranties shall in all events be assigned to Purchaser at Closing by inclusion in Exhibit "R" attached hereto.

          (l) To Seller's knowledge, there is no litigation, claim, action or proceeding pending or threatened against Seller or the Premises, that, if determined adversely to Seller, would result in any material adverse change in the business, operation, affairs or condition of the Premises, in any case which is uninsured or would materially and adversely affect the enforceability of this Agreement or any other document or instrument executed or to be executed in connection herewith or the ability of Seller to perform its obligations hereunder or consummate the transactions contemplated hereby. No written material dispute currently exists under the Exterior Agreements or any of the Service Contracts to Seller's knowledge. To Seller's knowledge, Exhibit "K" annexed hereto and made a part hereof, sets forth all litigation, claims, actions or proceedings currently affecting Seller or the Premises (including, without limitation, litigation with building employees and tenants).

          (m) To Seller's knowledge, except as disclosed on Exhibit "L" hereto,
(i) Seller has not received any written notice, demand, letter, claim or request for information regarding the presence of Hazardous Substances or liability under any Environmental Law with respect to the Premises; and (ii) Seller has not received any written notice (the subject of which has not been fully cured) that the Premises is currently subject to any orders, decrees, injunctions or any other proceedings or requirements imposed by any governmental authority or third party pursuant to any Environmental Law.

          (n) To Seller's knowledge, the insurance policies maintained by Seller covering the Premises have limits of coverage, deductible amounts and expiration dates (and such insurance policies are in full force and effect) sufficient to cover Seller's financial obligations to restore the Premises or credit Purchaser pursuant to Section 10.

          (o) To Seller's knowledge: Subject to the provisions of Section 14.4, Exhibit "M" is a true correct and complete list of all employees at the Building and their wages, and a list of all employment, union or other similar agreements or any pension, profit-sharing, insurance or other employee benefit plans to which Seller is a party and relating to the Premises or the employees; and Seller has not received any written notice claiming a default by Seller under any of the aforementioned employee agreements.

          (p) To Seller's knowledge, Exhibit "N" sets forth a true, correct and complete list of all pending tax certiorari proceedings, the name of the counsel representing Seller with respect thereto and the status of such proceedings.

          (q) To Seller's knowledge, Seller has not received written notice of any insolvency or bankruptcy proceeding involving any tenant, licensee or occupant (or guarantor of the same) under any Lease.

As used in this Agreement, the words "to Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of any one or more of (1) Jean Minskoff Grant, (2) Robb Aley Allan, (3) Steven Scott Kirkpatrick of United States Trust Company of New York, Co-Executor of the Estate of Jerome Minskoff and (4) Patricia Minskoff , Co-Executor of the Estate of Jerome Minskoff (collectively, "Seller's Knowledge Persons"), which with respect to 1-4 above includes (i) making inquiry of Mendik Management Company, Inc., the current manager of the Building, and (ii) making general inquiry of Myron A. Minskoff and Marjorie Minskoff Schleifer as to such persons' knowledge of any matters which materially and adversely affect Seller's warranties and representations, but (iii) without Seller's Knowledge Persons or any of them having any obligation to make any other independent inquiry or investigation.

     7.2. Except as set forth in Section 7.1 hereof or in other express provisions of this Agreement, Seller makes no representation, warranty or covenant of any kind with respect to: the Premises; any environmental conditions at, or with respect to, the Premises; the compliance or non-compliance of the Premises or any tenant-occupied space with the provisions of any applicable local, municipal, state or federal statute, law, ordinance, rule or regulation (including administrative rules and regulations), including without limitation the zoning regulations or other governmental requirements applicable to, or with respect to, the Premises or the Americans With Disabilities Act ("ADA"); the site or physical conditions applicable to, or with respect to, the Premises; the Leases; or any other matters whatsoever affecting the title, use, enjoyment, occupancy, operation, management, leasing, or condition to, of or with respect to the Premises or any part thereof.

     7.3. Purchaser hereby represents and warrants to Seller as follows:

          (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

          (b) Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement on its part to be performed, has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on its part to be performed, and has duly executed and delivered this Agreement, and all of the obligations of Purchaser hereunder constitute and, upon the execution and delivery by Purchaser of the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, all obligations of Purchaser thereunder will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), (ii) general principals of equity, including without limitation, standards of due process, materiality, good faith, reasonableness and fair dealing, and (iii) the extent to which any provisions hereof may be deemed unenforceable as contrary to public policy.

          (c) The execution, delivery and performance of this Agreement, and all other agreements, documents and instruments to be executed by Purchaser pursuant to this Agreement, when duly executed and delivered by Purchaser, will each constitute the binding obligation of Purchaser, and such execution and consummation of the transaction contemplated hereby does not (i) contravene the operating or partnership agreement of Purchaser or breach or violate any organizational documents of Purchaser, (ii) to Purchaser's knowledge, conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which it or any of its property is bound,
(iii) conflict with or violate any judgment, order, writ, injunction or decree binding on Purchaser or any of its property or (iv) to Purchaser's knowledge (without inquiry), conflict with or violate any law, rule, regulation or ordinance applicable to Purchaser or any of its property.

          (d) As of the Closing Date, Purchaser shall have inspected the Premises and, as a result of such inspection, shall be fully familiar with the access to and from the Premises, the present physical and financial condition of the Premises and the present state of repair of the Premises. Subject to the provisions of this Agreement, at the Closing, Purchaser shall accept the Premises "AS IS", "WHERE IS" and "WITH ALL FAULTS" (whether latent, patent or detectable or not) on the Closing Date, without any reduction in the Purchase Price for any change in the physical or financial condition occurring from and after the date hereof Purchaser acknowledges and agrees that (i) except as otherwise specifically set forth in this Agreement, neither Seller nor any of its direct or indirect principals, members, joint venturers, partners or affiliates, nor its or their employees, agents, brokers and representatives (collectively, "Seller and its Representatives") nor any other person, has made any representation, warranty, promise or covenant, express or implied, with respect to the Premises, the fitness, merchantability, suitability or adequacy of the Premises for any particular purpose, any environmental condition at or with respect to the Premises, the compliance or non-compliance of the Premises or any tenant-occupied space under the provisions of the ADA, the site or physical conditions applicable to or with respect to the Premises, the zoning regulations or other governmental requirements applicable to or with respect to the Premises, the Leases, or any other matters whatsoever affecting the title, use, enjoyment, occupancy, operation, management, leasing, ownership or condition to, of or with respect to the Premises, or any part thereof, and (ii) neither Seller nor any of its Representatives nor any other person will have, or be subject to, any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any information pertaining to the Premises which is not specifically set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser further acknowledges and agrees that, except as otherwise specifically set forth in Section 7.1(m) hereof (subject to the limitations of Sections 7.5 and 19.10), no representation, warranty, covenant or indemnity has been made or will be given to Purchaser or any other person in respect of any environmental liability with respect to any dangerous, toxic or hazardous wastes, materials, pollutants or substances ("Hazardous Materials"), as such terms are defined in federal, state and local environmental laws and regulations, including, without limitation, the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"). Purchaser also acknowledges and agrees that, except as otherwise specifically set forth in Section 7.1(m) hereof (subject to the limitations of Section 7.5 and Section 19.10), in no event whatsoever shall Seller or its Representatives have any liability to Purchaser, or otherwise, with respect to Hazardous Materials affecting the Premises or Environmental Laws. Purchaser also represents that, at the Closing, Purchaser will have had sufficient opportunity to conduct such investigations of and with respect to the Premises as it has deemed necessary and advisable. Purchaser's representations, warranties, acknowledgments and agreements set forth in this Section 7.3(d) shall survive the Closing.

          (e) No approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or regulatory body is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

          (f) There is no litigation, claim or proceeding pending or, to Purchaser's knowledge, threatened in writing against Purchaser in any court or before any governmental agency or instrumentality that, if determined adversely to Purchaser, would materially and adversely affect the enforceability of this Agreement or any other document or instrument executed or to be executed in connection herewith or the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby.

          (g) Purchaser is solvent and has not filed, nor has there been filed against it, nor do grounds exist for the filing of, any voluntary or involuntary petition in bankruptcy or insolvency and no receiver or trustee or similar custodian has been appointed with respect to its property or any material portion thereof.

          (h) As of the date hereof, Purchaser has available to it sufficient funds with which to pay the Purchase Price and to meet its other financial obligations to Seller under this Agreement. The obligations of Purchaser hereunder are not subject to any contingency for the benefit of Purchaser regarding the availability of financing (whether secured or unsecured) to provide funds to Purchaser to consummate the transactions contemplated hereby.

          (i) Except as specifically set forth in this Agreement, Purchaser has not been induced by, and has not relied upon, any representation, warranty, promise or statement made by Seller or any of its Representatives. Purchaser's representations set forth in this Section 7.3(i) shall survive the Closing.

     7.4. If at or before the Closing Purchaser becomes aware that any representation made by Seller in this Section 7 is materially inaccurate, Purchaser shall promptly send written notice thereof to Seller. In such event, prior to or at the Closing, at Seller's option the Closing shall be adjourned for five (5) business days, during which time Seller shall have the right to give notice to Purchaser ("Seller's Section 7 Cure Notice") that it elects to take such action as is necessary to cause such representation to be true ("Section 7 Cure") within thirty (30) days following Seller's Section 7 Cure Notice ("Section 7 Cure Period") (it being understood that Seller shall have no obligation to do so), and in such event the Closing shall be adjourned for up to "an additional thirty (30) days (or any shorter period which Seller may specify in Seller's Section 7 Cure Notice). If Seller does not timely give a Seller's Section 7 Cure Notice, or effect such Section 7 Cure within such 30-day period, Purchaser shall either (x) terminate this Agreement by exercise of its Termination Option on or before the Closing Date or (y) waive (or be deemed to waive) objection to such misrepresentation and close this transaction without (i) abatement of the Purchase Price, (ii) credit or allowance of any kind or (iii) any claim or right of action against Seller for damages or otherwise in connection therewith. As used in this Agreement, the words "to Purchaser's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of any one or more of Philip M. Waterman III, Richard Conniff and Jason Barnett.

     7.5. Seller's representations and warranties set forth in this Section 7 shall survive the Closing for a period of nine (9) months following the Closing; provided, however, that any claim that there has been a breach of such representations and warranties ("Seller's Breach") shall be deemed forever waived by Purchaser if (a) such breach is actually known to Purchaser on or before the Closing and not disclosed to Seller in writing (subject to Section 7.4), and (b) if such breach is not actually known by Purchaser on or before the Closing and a claim is not made in writing by Purchaser within nine (9) months following the Closing Date. In no event shall Purchaser have any right or claim to rescind the purchase of the Premises after the Closing by reason of any Seller's Breach, but Purchaser shall be limited solely to recover damages (excluding punitive or consequential damages), which shall be paid solely from the Representations and Warranties Holdback (as hereinafter defined).

     7.6. Holdback for Survival of Seller's Representations, Warranties and
          -----------------------------------------------------------------
Indemnities.
-----------

          (a) At the Closing, Purchaser shall deliver the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) (the "Representations and Warranties Holdback") to Warranties Holdback Escrowee (as hereafter defined), by wire transfer, in immediately available funds to Citibank, 120 Broadway, New York, NY, 10043, ABA #021000089, Attention: Rose DiGiorgio, Private Banking Division, For the Account of Fried, Frank, Harris, Shriver & Jacobson, Account
Number: 37029464, Reference: Reckson Warranties Holdback, on account of the balance of the Purchase Price which, subject to the terms and conditions set forth in this Section 7.6, is to be delivered not later than nine (9) months after the Closing, except for the Remy Amerique Commission Funds (as defined herein), which, subject to the terms and conditions set forth herein, is to be paid to Seller, not later than December 31, 2000 (together with all interest as provided below). The Representations and Warranties Holdback shall be held by Warranties Holdback Escrowee to secure the payment of the Surviving Warranties (as hereinafter defined). "Surviving Warranties" means (i) any breach of the representations, warranties, covenants and indemnities of Seller contained in
Section 7 (provided, however, in no event shall any claim be asserted under this Paragraph 7.6 with respect to any physical matter or physical condition of or relating to the Premises), Section 14.1, Section 14.2(a), Section 15 and Exhibits "Q" and "R" annexed hereto and made a part hereof which expressly survive the Closing, (ii) the payment by Seller of one half (1/2) of that certain brokerage commission (the "Remy Amerique Commission"), which is payable to Braun Associates LLC (the "Broker") in connection with that certain First Amendment to Lease (the "Remy Amerique Expansion Agreement"), dated as of September 1999, between Seller, as Landlord and Remy Cointreau Amerique, Inc., as tenant (the "Remy Amerique Tenant"), such one-half (1/2) commission being in the amount of Nine Thousand Two Hundred Twenty Six Dollars and 72/00 ($9,226.72) (the "Remy Amerique Commission Funds"), but only if, as and when such Remy Amerique Commission becomes payable to Broker by reason of the failure by the Remy Amerique Tenant to exercise, on or before November 30, 2000 (the "Remy Payment Date"), (ii) the Remy Amerique Tenant's right to cancel its lease at the Building as set forth in such lease as of the date of this Agreement (the "Remy Cancellation Right"), and (iii) any adjustments due to Purchaser after Closing pursuant to Section 13 hereof (all of the items described in clauses (i) through (iii) are collectively, the "Surviving Warranties"), and which Surviving Warranties result in an aggregate amount of damages or other amounts payable to Purchaser in excess of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Warranties Holdback Deductible"), provided, however, that the payment of the Remy Amerique Commission in accordance with the further terms and conditions of this Section 7.6 shall not be subject to the Warranties Holdback Deductible. As used in this Section 7.6, the term Warranties Holdback Escrowee shall mean and refer to Fried, Frank, Harris, Shriver & Jacobson.

          (b) Warranties Holdback Escrowee shall hold the Representations and Warranties Holdback funds (the "Warranties Holdback Funds") in escrow in any "Permitted Investment" (as hereinafter defined) designated by Seller in writing from time to time, or, if Seller does not designate a Permitted Investment, in an interest-bearing account in a New York Clearing House Bank or in some other Permitted Investment agreed to in writing by the Seller and Purchaser and acceptable to Warranties Holdback Escrowee (the "Warranties Holdback Account") until the Warranties Holdback Termination Date (as hereinafter defined), and shall pay over or apply the Warranties Holdback Funds in accordance with the further provisions of this Section 7.6; provided, however, that Purchaser agrees that any and all interest earned on the Warranties Holdback Funds shall be paid to the Seller at the Warranties Holdback Termination Date and that Purchaser shall not be entitled to make any claim for or against such interest in connection with a breach by Seller of any of the Surviving Warranties or otherwise. If Seller receives such interest, Seller shall pay all income taxes owed in connection therewith. The employer identification number of Seller set forth on the signature page hereof. Warranties Holdback Escrowee shall not be liable to Purchaser or Seller for any loss occasioned by any deposit of the Warranties Holdback Funds made in accordance with this Section 7.6(b). The term "Permitted Investment" shall mean any of the following: (i) Institutional Service Shares of Federated New York Municipal Cash Trust or other New York triple tax-free money market funds of comparable quality, (ii) short-term New York triple tax-free investments rated not less than A-1 by Standard & Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., or (iii) short-term United States Treasury Bills or other obligations of or guaranteed by the United States government.

          (c) Subject to, and following in compliance with, the provisions of
Section 7.6(d) hereof, Warranties Holdback Escrowee shall deliver to Purchaser the Warranties Holdback Funds (excluding interest thereon) only to the extent that the amount of damages or other amounts due to Purchaser as provided hereunder and as set forth in all Purchaser's Warranties Demands (as hereinafter defined) exceed the Warranties Holdback Deductible, at the expiration of ten
(10) business days following Warranties Holdback Escrowee's receipt of Purchaser's written demand ("Purchaser's Warranties Demand") therefor from Purchaser or Purchaser's attorneys stating in reasonable detail that Seller has breached any of the Surviving Warranties and/or otherwise owes money to Purchaser in connection with the Remy Amerique Commission (and, in the case of the Remy Amerique Tenant, stating that the Remy Amerique, Tenant has not timely exercised the Remy Cancellation Right) and/or pursuant to the Surviving Warranties after the Closing, in accordance with Section 13 hereof (but neither the inclusion of, or reference to, nor any payment in connection with Section 13 hereof, shall extend the Warranties Holdback Termination Date), and specifying the amount Purchaser is entitled to as a result thereof in reasonable detail, and Warranties Holdback Escrowee shall deliver all accrued interest with respect to the funds, so disbursed to Seller. Simultaneously with Purchaser's delivery of Purchaser's Warranties Demand to Warranties Holdback Escrowee, Purchaser shall deliver a copy of Purchaser's Warranties Demand to Seller.

          (d) Subject to the provisions of Section 7.6(f) and Section 7.6(g) hereof, if Warranties Holdback Escrowee receives Purchaser's Warranties Demand pursuant to and in accordance with Section 7.6(c) hereof, then, in such event, prior to releasing any Warranties Holdback Funds, Warranties Holdback Escrowee shall deliver a copy of Purchaser's Warranties Demand to the Seller within five
(5) business days after receipt thereof by Warranties Holdback Escrowee. If Warranties Holdback Escrowee shall not have received a written objection by Seller or Seller's attorneys to the proposed payment by the close of business on the tenth (10th) business day following the date of Purchaser's Warranties Demand, then, in such event, Warranties Holdback Escrowee is hereby authorized and directed to make the payment set forth in such Purchaser's Warranties Demand in excess of the Holdback Deductible on or after the eleventh (11th) business day following the date of such Purchaser's Warranties Demand. If Warranties Holdback Escrowee shall have received a written objection from either party or their attorneys before such payment, then, in such event, Warranties Holdback Escrowee shall continue to hold the Warranties Holdback Funds until otherwise directed by written instructions from both of the parties hereto or by a final unappealable judgment of a court of competent jurisdiction; provided, however, that Warranties Holdback Escrowee shall have the right, at any time, to deposit the Warranties Holdback Funds with any court of competent jurisdiction and thereby be relieved and discharged of any further obligations or liability under this Agreement. Warranties Holdback Escrowee shall give written notice of any such deposit to Seller and Purchaser. Warranties Holdback Escrowee shall be entitled to rely upon the authenticity of any signature and/or the validity of any writing received by Warranties Holdback Escrowee pursuant to, or otherwise relating to, this Agreement. Any writing signed by any two (2) of the "parties of the first part" of Seller, on behalf of Seller, shall be sufficient to bind Seller, and Escrowee shall be entitled to rely thereon. The "parties of the first part" of Seller are Marjorie Minskoff Schleifer (whose official successor as such party of the first part is Jean Minskoff Grant), Myron A. Minskoff (whose official successor as such party of the first part is Sara Minskoff Allan), and the Estate of Jerome Minskoff (whose co-executors are Patricia Minskoff and United States Trust Company of New York).

          (e) The parties acknowledge and agree that (i) Warranties Holdback Escrowee, in its capacity as the holder of the Warranties Holdback Funds hereunder, is acting solely as a stakeholder at the parties' request and for their convenience; (ii) although Warranties Holdback Escrowee, in its capacity as attorney, acts as the attorney for Purchaser in connection with the transactions contemplated herein, Warranties Holdback Escrowee shall not be deemed to be the agent of either of the parties hereto as holder of the Warranties Holdback Funds, (iii) any conflict of interest that may exist because of Escrowee's representation of Purchaser hereunder as attorney is hereby waived; (iv) Warranties Holdback Escrowee shall not be liable to either of the parties hereto or to any third-party for any act or omission on its part as Warranties Holdback Escrowee unless due to Warranties Holdback Escrowee's gross negligence or willful misconduct and (v) Warranties Holdback Escrowee or any of its members or employees shall be permitted to act as counsel for Purchaser in any dispute or question as to the disbursement of the Warranties Holdback Funds or any other matter arising under this Agreement. Seller and Purchaser, jointly and severally, shall indemnify, defend and hold harmless Warranties Holdback Escrowee from and against any and all losses, liabilities, costs, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) which may be incurred or suffered by Warranties Holdback Escrowee in connection with the performance of Warranties Holdback Escrowee's duties hereunder, excepting Warranties Holdback Escrowee's gross negligence or willful misconduct. As between Seller and Purchaser, the party responsible for the acts or omissions giving rise to the foregoing indemnity obligation, shall be liable to the other party for contribution or reimbursement.

          (f) At such time (at or subsequent to the Closing) as Seller has delivered to Purchaser (with copies to Warranties Holdback Escrowee) Satisfactory Tenant Estoppels (as hereinafter defined) from tenants occupying at least 80% of the net leasable space under lease at the Premises as of the date hereof (excluding the space leased by Chase, Suite 1802 and the space leased pursuant to the Minskoff Lease but including Hearst, MGM and MTA), Seller shall be entitled to the immediate release and the Warranties Holdback Escrowee shall pay to Seller, to the extent then held in escrow, the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) from the Warranties Holdback Funds (together with interest thereon) less the amount by which all Warranties Demands previously made by Purchaser (if any) exceed $250,000.00 (e.g., if Purchaser had made several Warranties Demands the aggregate value of which is $500,000.00, only $250,000 would be released to Seller). For purpose of clarification, Seller's Estoppels do not count in computing the 80% threshold.

          (g) Except to the extent a Purchaser's Warranties Demand was delivered in accordance with the terms hereof, and has not been resolved by the mutual agreement in writing by Seller and Purchaser, and except for the Remy Amerique Commission Funds (in the amount of Nine Thousand Two Hundred Twenty Six Dollars and 72/00 ($9,226.72) which shall continue to be held by Warranties Holdback Escrow Agent to secure payment of the Remy Amerique Commission until December 31, 2000 (the "Remy Amerique Termination Date"), at the expiration of nine (9) months from the Closing ("Warranties Holdback Termination Date"), Warranties Holdback Escrow Agent shall deliver all remaining Warranties Holdback Funds [excluding the Remy Amerique Commission Funds, unless such funds have previously been released in accordance with the terms hereof] (with all earned interest thereon not previously disbursed to Seller) to Seller, less the amount by which all Warranties Demands exceed $250,000.00. If at any time that the Remy Amerique Funds would otherwise be payable to Purchaser, there shall not be sufficient funds therefor in the Warranties Holdback Funds, Seller shall promptly pay the same to Purchaser upon Purchaser's delivery of its demand and all other required evidence as provided in subparagraph (c) above. Anything contained in this Agreement to the contrary notwithstanding, Purchaser shall have no obligation to pay to Seller the amount of any Warranties Holdback Funds that have been disbursed to Purchaser in accordance with this Section 7.6 in respect of Warranties Demands.

          (h) Purchaser agrees that to the extent Warranties Holdback Funds, together with any earned interest thereon, are released (the "Released Funds") to Seller in accordance with Section 7.6(f) or Section 7.6(g), Purchaser shall not be entitled to make any claim for or against any of the Released Funds in the possession of Seller or any Seller's Principal (as hereinafter defined) in connection with a breach by Seller of any of the Surviving Warranties or otherwise.

          (i) Anything contained in this Section 7.6 to the contrary notwithstanding, if (A) on or before the Warranties Holdback Termination Date, the Remy Amerique Tenant shall exercise the Remy Cancellation Right, then the Remy Amerique Funds shall continue to be held by the Warranties Holdback Escrowee as part of the Warranties Holdback Funds as if all references in this
Section 7.6 to the Remy Amerique Commission were omitted herefrom, (B) after the Warranties Holdback Termination Date and on or before the Remy Payment Date, the Remy Amerique Tenant shall exercise the Remy Cancellation Right, then the Remy Amerique Funds shall be released to Seller (and Purchaser shall have no right to object to such release to Seller), and (C) as of the Remy Payment Date, the Remy Amerique Tenant shall have failed to exercise the Remy Cancellation Right, then the Remy Amerique Funds shall be released to Purchaser (and Seller shall have no right to object to such release to Purchaser).

          (j) The provisions of this Section 7.6 shall survive the Closing.

     7.7. Chase Holdback.
          --------------

          (a) At the Closing, Purchaser shall deliver from the proceeds of the Purchase Price payable to Seller the sum of (i) the rent payable by The Chase Manhattan Bank ("Chase") pursuant to that certain lease dated as of July 29, 1965 between Seller, as landlord, and Chase, as tenant (as same has been amended from time to time, the "Chase Lease"), from the first day of the month following the month in which the Closing occurs through July 31, 2000 as shown on Schedule 1 attached hereto and made a part hereof (each monthly installment shown on Schedule 1 being referred to as "Chase Monthly Rent"), plus the amount of (ii) THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (collectively, the "Chase Holdback") to Chase Holdback Escrowee by wire transfer in immediately available funds to Citibank, 120 Broadway, New York, NY, 10043, ABA #021000089, Attention:
Rose DiGiorgio, Private Banking Division, For the Account of Fried, Frank, Harris, Shriver & Jacobson, Account Number: 37029464, Reference: Reckson Chase Holdback. The term Chase Holdback Escrowee in this Section 7.7 shall mean Fried, Frank, Harris, Shriver & Jacobson.

          (b) At the Closing, separate and apart from the Chase Holdback, Purchaser shall receive a credit against the Purchase Price equal to the prorated portion of the Chase Monthly Rent for the period from and after the Closing through the end of the month in which the Closing occurs. On the first day of each month after the Closing, Chase Holdback Escrowee shall pay to Purchaser from the Chase Holdback an amount equal to the Chase Monthly Rent for such month, with the final sum of $300,000.00 (together with all interest or other investment income earned on the Chase Holdback) payable to Purchaser on July 31, 2000. Disbursement of the Chase Holdback funds (the "Chase Funds") shall otherwise be automatic and unconditional. Seller hereby waives any right to object to any such disbursement and the Chase Holdback Escrowee is hereby authorized to disregard any objection of Seller with respect to the disbursement of the Chase Funds. All payments by Chase Holdback Escrowee shall be accompanied by Chase Holdback Escrowee's written notice thereof to both parties.

          (c) Chase Holdback Escrowee shall hold the Chase Funds in escrow for investment in any Permitted Investment designated by Purchaser in writing from time to time, or, if Purchaser has not designated a Permitted Investment, in an interest-bearing account in a New York Clearing House Bank or in some other investment acceptable to Chase Holdback Escrowee and Purchaser ("Chase Holdback Account"), and shall pay over or apply the Chase Funds in accordance with the provisions of this Section 7.7. The Purchaser shall pay all income taxes owed in connection with all interest. The employer identification numbers of Seller and Purchaser are set forth on the signature page hereof. Chase Holdback Escrowee shall not be liable to Purchaser or Seller for any loss occasioned by any deposit of the Chase Funds made in accordance with this Section 7.7(c).

          (d) The parties acknowledge and agree that (i) Chase Holdback Escrowee, in its capacity as holder of the Chase Funds hereunder, is acting solely as a stakeholder at the parties' request and for their convenience; and
(ii) although Chase Holdback Escrowee, in its capacity as attorney, acts as the attorney for Purchaser in connection with the transactions contemplated herein, Chase Holdback Escrowee shall not be deemed to be the agent of either of the parties hereto as holder of the Chase Funds, (iii) any conflict of interest that may exist because of Escrowee's representation of Purchaser hereunder as attorney is hereby waived (iv) Chase Holdback Escrowee shall not be liable to either of the parties hereto or to any third-party for any act or omission on its part as Chase Holdback Escrowee unless due to Chase Holdback Escrowee's gross negligence or willful misconduct; and (v) Chase Holdback Escrowee or any of its members or employees shall be permitted to act as counsel for Purchaser in any dispute or question as to the disbursement of the Chase Holdback Funds or any other matter arising under this Agreement. Seller and Purchaser, jointly and severally, shall indemnify, defend and hold harmless Chase Holdback Escrowee from and against any and all losses, liabilities, costs, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) which may be incurred or suffered by Chase Holdback Escrowee in connection with the performance of Chase Holdback Escrowee's duties hereunder, excepting Chase Holdback Escrowee's gross negligence or willful misconduct. As between Seller and Purchaser, the party responsible for the acts or omissions giving rise to the foregoing indemnity obligation, shall be liable to the other party for contribution or reimbursement.

          (e) Except for the proration of monthly rent for the month of the Closing as provided in Section 7.7(b), there shall be no adjustment between Seller and Purchaser for arrearages or any other matters with respect to the Chase Lease. Except as hereinafter expressly set forth, Seller shall, at all times prior to and after the Closing, have the sole management and control of all aspects of the pending Chase litigation (Index No. 112750199, Supreme Court of the State of New York, County of New York, and related proceedings), including all arbitration proceedings and settlement negotiations, and all appeals (collectively, "Chase Litigation"), and Purchaser shall cooperate with Seller in connection therewith and, at Seller's request, shall participate in Seller's settlement negotiations. From and after the Closing, Purchaser hereby irrevocably designates and authorizes Seller, its successor and assigns and its and their attorneys to continue, conduct and settle the Chase Litigation in Seller's name, and/or Purchaser's name, place and stead (as the then owner of the Premises and the successor to Landlord under the Chase Lease), as Seller shall determine, and Purchaser irrevocably assigns and sets over to Seller, its successors and assigns all right, title and interest in any and all rights, remedies, privileges, rents (including all fixed, minimum, additional, operating and tax escalation, and "pass-through" rent), issues, profits, security deposits, proceeds, claims, actions, proceedings, awards, settlements and recoveries whatsoever under or arising out of the Chase Lease and/or Chase Litigation, with full power and authority to execute, acknowledge and deliver any and all settlement agreements, stipulations, dismissals, releases, lease terminations and surrenders and all other instruments and documents in connection with the Chase Lease and Chase Litigation as Seller shall elect in its sole and absolute discretion, and Purchaser shall join in any of the same at Seller's request (so long as Purchaser shall incur no liability thereunder); provided, however, any settlement or agreement with Chase which does not require termination by Chase of occupancy of the entire premises under the Chase Lease on or before July 31, 2000 shall require Purchaser's prior written consent. Seller shall be responsible for all costs, fees and expenses of the Chase Litigation, including any adverse judgments, except with respect to any acts or omissions of Purchaser, its agents and representatives, and its and their successors and assigns, from and after the Closing.

          (f) The provisions of this Section 7.7 shall survive the Closing.

     SECTION 8. INSPECTION OF THE PREMISES.
                --------------------------

     8.1. At all times prior to the Closing Date (unless this Agreement is terminated prior to such date), upon reasonable notice to Seller or its representatives (including without limitation, Cushman & Wakefield, Inc. ("C&W")), Purchaser and such agents and representatives of Purchaser ("Authorized Representatives") as shall have been identified to Seller, shall have the right, subject to the rights of tenants and other occupants at the Premises (including, without limitation, subject to and in accordance with the terms of the Leases), to enter upon the Premises to inspect and examine the same, subject to the further provisions hereof; provided, however, that (a) Purchaser shall take all measures to minimize any interference or inconvenience with Seller's or any tenant's or occupant's use or operation of the Premises, including conducting inspections and tests after normal business hours; (b) all inspections shall be accomplished in an expeditious, safe and businesslike manner in accordance with all applicable law; (c) Seller, any tenant and/or their representatives or employees may, at Seller's option, accompany Purchaser or any Authorized Representatives; (d) Purchaser shall not alter or destroy the Premises in any manner whatsoever; (e) Purchaser shall promptly deliver to Seller copies of all data, information, tests, studies and reports generated by or for Purchaser relating to the results of such inspections if this Agreement is terminated; and (f) subject to Seller's prior written consent, as a further condition precedent to making any physically intrusive inspection or examination of the Premises or to bringing any equipment or materials on the Premises, Purchaser and all contractors engaged by Purchaser shall obtain and maintain at all times at their sole cost and expense (i) liability insurance in the amount of $2,000,000 for property damage coverage and in the amount of $5,000,000 for personal and bodily injury coverage, which insurance shall name Seller (and, at its option, its constituent joint venturers or partners) as additional insured parties, and (ii) with respect to any Authorized Representatives (and all of their employees and agents), workers' compensation and disability insurance, as required by law. Purchaser and the Authorized Representatives shall have the right from time to time, upon reasonable notice, to examine the books, records, accounts and other material information with respect to the Premises only. Purchaser shall provide to Seller certificates of insurance evidencing such coverage prior to entering upon the Premises as aforesaid for the purpose of making any such physically intrusive investigation, such certificates to provide that the insurance evidenced thereby may not be changed or canceled except upon thirty (30) days' written notice to Seller. It is understood and agreed that except as set forth in Section 4.1 hereof, Purchaser's satisfaction with such inspection shall not constitute or be deemed to constitute a condition to Purchaser's obligations hereunder.

     Without limiting the foregoing, the following shall apply to any communications with tenants, property managers or employees of or at the
Premises:

               (A) From and after the date hereof, Purchaser shall be entitled to communicate questions or requests for information to and from (I) "New York Life" or (II) tenants of the Premises, and the Premises' managers and employees, as reasonably required by Purchaser, in any case only upon prior notice to Seller and in the presence of one or more representatives of Seller (as Seller shall determine from time to time, which may be C&W), provided that Seller or its representative(s) is available to be present within (two) 2 business days of any such request, unless Seller has waived the right to be present in writing in a specific case. Notwithstanding any provisions contained herein to the contrary, Purchaser covenants and agrees that it will not enter into a deal with New York Life with respect to a new loan secured by the Premises or to assume, refinance, amend, recast, add to, or otherwise modify Seller's existing loan or mortgage secured by the Premises with or from New York Life nor will it obtain any such loan or submit or sign a proposal, a term sheet or commitment on or before the Closing Date and for a period of sixty (60) days after the Closing Date. The provisions of the immediately preceding sentence shall survive the Closing.

               (B) Purchaser shall indemnify Seller and its Representatives from and against all Losses (as hereinafter defined) in connection with or arising out of any breach or violation of any of the provisions of subdivision (A) above, specifically excluding consequential damages.

     8.2. (a) Any work performed by Purchaser or its Authorized Representatives in connection with any inspection of the Premises shall be at Purchaser's sole cost and expense. Purchaser covenants and agrees to pay in full all persons who perform labor upon the Premises, and not to permit or suffer any mechanic's or materialman's lien of any kind or nature to be asserted or enforced against the Premises for any work done or materials furnished thereon at the instance or request or on behalf of Purchaser.

          (b) Purchaser shall indemnify, defend and hold harmless Seller and its Representatives (collectively, to "Indemnify") from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorney's fees and costs) [collectively, "Losses"] arising out of or as a result of any inspection of, or access to, the Premises and work in connection therewith by Purchaser or its Authorized Representatives (and any agents, employees, independent contractors and representatives thereof). Purchaser, at its sole cost and expense, shall promptly restore the Premises to its condition immediately prior to the performance of such investigation by Purchaser pursuant to this Section 8 and shall repair any and all damage caused by Purchaser or its Authorized Representatives and their employees, representatives, agents or independent contractors. Purchaser acknowledges and agrees that Seller shall have the right to use the Escrow Funds to restore the Premises if Purchaser shall fail to comply with this Section 8.2 within seven (7) business days after notice from Seller of such damage.

     8.3. All indemnities of Purchaser in this Section 8 shall survive the Closing or any termination of this Agreement.

     SECTION 9. VIOLATIONS AFFECTING THE PREMISES.
                ---------------------------------

     Purchaser shall accept title to the Premises subject to all violations of law or governmental ordinances, orders or requirements by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises ("Violations"), and Seller shall have no obligation to remove or cure any such Violation; provided, however, that to the extent any Violations remain uncured as of the Closing, Purchaser shall receive a credit at Closing for the reasonable cost of curing said Violations, not to exceed under any circumstances the aggregate amount of $300,000.00; provided, however, that if the cost of curing said violations is reasonably anticipated to exceed the aggregate amount of $300,000.00, Purchaser shall be entitled to exercise the Termination Option at or prior to the Closing.

     SECTION 10. DESTRUCTION, DAMAGE OR CONDEMNATION AFFECTING THE PREMISES.
                 ----------------------------------------------------------

     10.1. (a) Seller and Purchaser waive the provisions of all applicable laws (including General Obligations Law Section 5-1311) relating to the occurrence of a casualty between the date hereof and the Closing, and Seller and Purchaser agree that the following provisions with respect thereto shall govern. Seller agrees to notify Purchaser promptly if the Premises shall be destroyed or damaged in whole or in part by fire or other casualty prior to the Closing.

          (b) If the Premises or any portion thereof shall be damaged by fire or other casualty between the date of this Agreement and the Closing and (I) the cost of restoring and repairing the portion of the Premises so damaged to substantially its present condition (the "Restoration Cost") is less than Six Million ($6,000,000) Dollars as reasonably estimated by an architect or engineer selected by Seller and reasonably satisfactory to Purchaser and (II) such casualty will not result in tenants occupying an aggregate of more than 50,000 square feet to be entitled to cancel their Leases, then Purchaser shall have no right to terminate this Agreement and shall purchase the Premises in its damaged condition and assume full responsibility for repair thereto, without reduction of the Purchase Price or any other claim or offset. Seller shall (i) credit to Purchaser against the Purchase Price the amount of any remaining insurance proceeds theretofore received by Seller in connection with any such destruction by fire or other casualty (except that all business interruption insurance theretofore paid and received, if any, and applicable to periods prior to Closing shall be retained by Seller), less Seller's reasonable out-of-pocket costs incurred in connection with its attempts to seek collection of any such insurance proceeds, and (ii) assign to Purchaser by written assignment in form and substance reasonably satisfactory to Seller and Purchaser, at the Closing, all of Seller's right, title and interest in and to any insurance proceeds thereafter payable in connection with any such destruction by fire or casualty (except that business interruption insurance thereafter paid and received, if any, shall be apportioned as of the Closing Date, with that portion of the proceeds of such insurance attributable to the period prior to the Closing Date to be retained by or paid to Seller); provided, further, the amount of any credit under clause (ii) above shall not exceed the excess of the Restoration Cost for all restoration work remaining to be performed over the amount of insurance proceeds assigned. Purchaser shall receive credit for any insurance deductible. The Closing shall be adjourned until the Restoration Cost has been determined, unless Seller has given Purchaser notice that the Restoration Cost is reasonably expected to exceed $6,000,000.00 (in which event Purchaser shall proceed as provided in subparagraph (c) below).

          (c) Subject to the provisions of Section 10.1(d), if the Premises or any portion thereof shall be damaged by fire or other casualty between the date of this Agreement and the Closing and (I) the Restoration Cost is more than Six Million ($6,000,000) Dollars as reasonably estimated by an architect or engineer selected by Seller and reasonably satisfactory to Purchaser or (II) one or more tenants occupying an aggregate of more than 50,000 square feet shall be entitled to terminate their Leases, then Purchaser shall have the option, to be exercised within fifteen (15) days from the date of delivery of a written estimate of the Restoration Cost, to terminate this Agreement by written notice to the other party (a "Casualty Termination Notice") [in case of such termination by Purchaser, the same shall constitute an exercise of Purchaser's Termination Option]. If Purchaser terminates, neither party hereto shall have any further duties, obligations or liabilities to the other hereunder, except that Purchaser shall be entitled to the return of the Escrow Funds, and except for those obligations specifically provided for in this Agreement to survive the termination of this Agreement. If Purchaser shall not elect to terminate this Agreement as provided above, then this Agreement shall remain in full force and effect and the provisions of Section 10.1(b) shall apply to such damage and restoration and any insurance proceeds payable in connection therewith.

          (d) If a determination of the Restoration Cost by the architect or engineer required to in Sections 10.1(b) and (c) above shall not have been delivered to Purchaser within sixty (60) days following the date of casualty, Purchaser shall be entitled to exercise the Termination Option.

     10.2. (a) Seller and Purchaser hereby waive the provisions of all applicable laws (including General Obligations Law Section 5-1311) relating to the occurrence of a condemnation between the date hereof and the Closing, and Seller and Purchaser agree that the following provisions with respect thereto shall govern. Seller agrees to notify Purchaser promptly if the Premises shall be taken in whole or in part by right of eminent domain or condemnation prior to the Closing (a "Taking").

          (b) If the Taking will so affect the Premises as to (i) allow one or more tenants occupying an aggregate of more than 50,000 square feet to cancel their Leases, (ii) cause the Premises to not comply with applicable laws, codes and regulations concerning zoning and land use, (iii) prevent the use of the Premises for its current purposes, or (iv) cause damages in excess of Six Million ($6,000,000) Dollars as reasonably estimated by an architect or engineer selected by Seller and reasonably satisfactory to Purchaser, then Purchaser shall have the right to terminate this Agreement and to exercise its Termination Option by giving written notice to Seller within fifteen (15) days of the date Seller sends written notice to Purchaser of the Taking. If Purchaser does not so terminate this Agreement, or shall have no right to terminate this Agreement, then (x) this Agreement shall remain in full force and effect notwithstanding such Taking, (y) Purchaser shall purchase the Premises in its then condition without reduction of the Purchase Price or any adjustment or other claim or offset and (z) Seller shall assign to Purchaser the right to receive any condemnation award payable to Seller as a result of the Taking, net of (A) any reasonable, actual costs of litigating or negotiating the amount of, or collecting, the award and (B) any sums expended by Seller to restore or protect the Premises as a result of the Taking.

     10.3. Notwithstanding anything set forth herein to the contrary, Purchaser shall have no right to terminate this Agreement, receive any credit against the Purchase Price or other adjustment or receive any insurance proceeds payable to Seller by reason of any damage or destruction to the Premises that occurs as a result of any act, omission or negligence of Purchaser or any of its employees, contractors or agents.

     10.4. Seller shall have complete control of all condemnation proceedings; provided however, that if Purchaser disagrees with Seller's conduct thereof, it may give Seller thirty (30) days' notice of the reasons for such disagreement and exercising as Termination Option within 30-days thereafter unless Seller agrees with Purchaser's position within said 30-day period.

     SECTION 11. SELLER'S CLOSING OBLIGATIONS.
                 ----------------------------

     At the Closing, Seller shall execute and (where the document so provides) acknowledge and deliver the following items to Purchaser (with respect to any and all documents requiring execution by Seller, at or prior to Closing, the signatures of any two (2) "parties of the first part" of Seller shall be sufficient, but only if the opinion delivered pursuant to Section 11(m) below so provides or Purchaser is otherwise satisfied as to due execution):

          (a) A Bargain and Sale deed (the "Deed"), properly executed and acknowledged in the form annexed hereto and made a part hereof as Exhibit "O";

          (b) A bill of sale with respect to the personal property in the form annexed hereto and made a part hereof as Exhibit "P";

          (c) An assignment and assumption agreement with respect to the Leases in the form annexed hereto and made a part hereof as Exhibit "Q" (the "Lease Assignment and Assumption");

          (d) A general assignment and assumption agreement in the form annexed hereto and made a part hereof as Exhibit "R" (the "General Assignment and Assumption");

          (e) A schedule, certified to the knowledge of Seller to be true, correct and complete, setting forth all tenant arrearages and accrued but unpaid minimum and additional rents, expense escalations, tax and other adjustments and charges under the Leases attributable to the period prior to the Closing Date (the "Arrearages and Unpaid Escalations Statement");

          (f) The Curtain Wall Agreement and Sidewalk Bridge Agreement, and [if such parties have so consented and delivered same to Seller,] consents by the other parties to such agreements to the assignment thereof (but such consents not being a condition to the Closing), and originals (or copies if originals are not available) of any other Service Contracts;

          (g) Keys to all building entrance doors to, and all equipment and utility rooms located in, the Premises, which keys shall be properly tagged for identification;

          (h) A schedule, certified to the knowledge of Seller to be true, correct and complete, of all cash, letters of credit and other items of value required as security under the Leases at the time of Closing ("Security Deposits"). All Security Deposits shall be adjusted as provided in Section 13.4(e);

          (i) One original letter, in the form of Exhibit "S" annexed hereto and made a part hereof, executed by Seller, advising tenants at the Premises that the Premises have been sold to Purchaser and directing that all future rents and other correspondence should thereafter be sent to Purchaser or as Purchaser may direct;

          (j) A non-foreign status affidavit in the form annexed hereto and made a part hereof as Exhibit "T";

          (k) Promptly after the execution and delivery of this Agreement, Seller shall request that each of the tenants at the Premises execute and deliver a tenant estoppel letter (a "Tenant Estoppel") in the form of Exhibit "U" annexed hereto and made a part hereof (except that the Tenant Estoppel for the tenant under the MTA Lease shall be in the form of Exhibit "U-1" annexed hereto and made a part hereof); provided, however, that if Seller has made such a request, Seller may satisfy its obligations hereunder by the delivery of a tenant estoppel letter (a "Minimum Tenant Estoppel") containing at a minimum the information which is expressly required to be provided by a tenant pursuant to the specific terms of each tenant's respective Lease (excluding any information which is not contained in the Tenant Estoppel, and excluding any other information which may be requested pursuant to any Lease provision which provides for "information which may reasonably be requested," or words to similar effect). Seller shall use reasonable efforts to obtain the Tenant Estoppels but shall have no obligation to bring any action or proceeding or to incur any costs or expenses, other than DE MINIMIS amounts, in connection therewith. Notwithstanding the foregoing to the contrary, Seller's delivery of Tenant Estoppels or Minimum Tenant Estoppels which contain information which is consistent in all material respects with the warranties and representations made by Seller herein (collectively, "Satisfactory Tenant Estoppels"), for all primary tenants occupying space in the Premises (i.e., specifically excluding subtenants or other occupants other than the primary tenant under any Lease, and also excluding Chase Manhattan Bank, the tenants or occupants of Suite 1802 and Suite 2305) [collectively, "Excluded Tenants"] shall be a condition to Purchaser's obligation to close hereunder; provided, however, if Seller delivers Satisfactory Tenant Estoppels to Purchaser from (i) tenants occupying 65% or more of the net leasable square footage in the Premises under lease as of the date hereof (excluding all Excluded Tenants), which 65% shall include (ii) a Satisfactory Tenant Estoppel from each of the tenants under the Hearst, MGM and MTA Leases, then Seller may, in its sole discretion, deliver its own estoppel letter to Purchaser (collectively, the "Seller's Estoppels") for the remaining tenants (other than the foregoing 65%) of the Premises containing the information otherwise required in the respective Minimum Tenant Estoppel, provided such information is consistent in all material respects with Seller's representations and warranties made herein and such Seller's Estoppels shall satisfy Seller's obligations hereunder to deliver estoppels for primary tenants occupying space in the Premises and such condition to the Closing. If any Tenant Estoppel or Minimum Tenant Estoppel is not a Satisfactory Tenant Estoppel, or if any Seller's Estoppel is inconsistent in any material respect with Seller's representations and warranties made herein, Seller shall have the right (A) to continue to try to obtain the same (subject to Seller's right to provide a Seller's Estoppel), and/or (B) to cure or correct the same prior to the Closing, and/or to pay to Purchaser at Closing an amount in cash satisfactory to Purchaser to cure the same and/or to provide to Purchaser at Closing other collateral reasonably satisfactory to Purchaser to cure the same (collectively, "Cured Estoppels"), and if Seller obtains, corrects or cures the same or pays such amount or provides such collateral, each of the Cured Estoppels which is a Tenant Estoppel or a Minimum Tenant Estoppel shall be deemed Satisfactory Tenant Estoppels and each Cured Estoppel which is a Seller's Estoppel shall be deemed satisfactory hereunder in meeting Seller's obligation to deliver required estoppels hereunder as aforesaid; provided, however, that the amount necessary to correct or cure any estoppel as aforesaid shall not exceed $100,000 for any one Cured Estoppel or $500,000 in the aggregate for all Cured Estoppels. Seller shall have the right to adjourn the Closing Date for the purpose of obtaining Satisfactory Tenant Estoppels, including Cured Estoppels, up to and including November 22, 1999; provided further, however, if Seller has obtained Satisfactory Tenant Estoppels (including Cured Estoppels) from tenants occupying at least 50% of the net leasable square footage in the Premises under lease (excluding Excluded Tenants, but including the Hearst, MGM and MTA tenants) by November 22, 1999, the Seller may further adjourn the Closing Date up to and including December 8, 1999. Purchaser agrees that Seller's failure to deliver any Tenant Estoppel, any Minimum Tenant Estoppel, any Seller's Estoppel or any Satisfactory Tenant Estoppel, or any Cured Estoppel, shall not constitute a default under this Agreement, and that Purchaser's sole and exclusive remedy for such failure shall be the Termination Option.

          (l) A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with payment in the form reasonably required by the title company and/or the recording office;

          (m) An opinion of Winick & Rich, P.C., as to the due execution and authority of Seller with respect to the documents to be delivered by Seller at the Closing, in substantially the form set forth in Schedule "2" annexed hereto and made a part hereof (provided, however, that if there are any changes other than the insertion or change in date(s) and/or reference(s) to documents or events, all changes must be satisfactory to Purchaser in Purchaser's discretion);

          (n) Originals (or if originals are not available, copies certified by Seller, to Seller's knowledge, to be true, correct and complete) of all Leases;

          (o) Any items in the Title Letter and any other customary affidavits and other items reasonably required by the Title Insurer, which does not require Seller to assume any additional liability than is provided in this Agreement;

          (p) Copy of notice of termination (conditional upon and effective at the Closing) and Seller's certificate or other evidence that said notice has been sent, of the leasing/management agreement with current managing agent and any other exclusive agency or leasing agreement in existence on the date of the Closing;

          (q) A certificate dated as of the date of the Closing, stating that to Seller's knowledge the representations and warranties of Seller in the form and manner made herein, are true and correct in all material respects and with the same limitations and qualifications, if any, made herein as if made as of the date of the Closing, provided, however, that Seller may update any representations or warranties that have changed between the date hereof and the Closing, provided, however, that in such event, Purchaser may, in its sole discretion, exercise the Termination Option if any changes have a material and adverse effect on Purchaser or the Premises;

          (r) A Closing Statement;

          (s) Notice of termination of the Service Contracts (excluding the "Excluded Service Contracts", as hereinafter defined) [conditional on and effective at the Closing] and Seller's certificate or other evidence that the notices have been sent;

          (t) A rent roll certified to the knowledge of Seller to be true, correct and complete;

          (u) If the holder thereof has consented thereto and allowed same to Seller, assignment of mortgage to Purchaser's designee (not a condition to the Closing);

          (v) Prior to the Closing, Seller shall deliver to the Building management office, all tenant files, financial statements, building plans, warranties, guaranties, reports, bills and any other items in Seller's control or possession or in the Building manager's control or possession and reasonably required to operate the Premises. Purchaser agrees to cooperate with Seller and to allow Seller and its representatives to have continued reasonable access to and the right to makes copies of the foregoing materials after the Closing. The provisions of the immediately preceding sentence of this subparagraph (v) shall survive the Closing;

          (w) The License Agreement in the form annexed hereto as Exhibit "X".

          (x) The Lease Clarification Agreement with Burberry's Wholesale Limited containing the same substance as the form of Exhibit "ZZZ" annexed hereto and made a part hereof and

          (y) All other instruments and documents consistent with this Agreement which may be reasonably and customarily required to effect the transaction contemplated herein and within Seller's control, provided that such instruments or documents may be delivered without additional cost or liability to Seller (other than DE MINIMIS amounts).

     SECTION 12. PURCHASER'S CLOSING OBLIGATIONS.
                 -------------------------------

     12.1. At the Closing, Purchaser shall execute and (where the document so provides) acknowledge and deliver the following items to Seller (or the designated Holdback Escrowee, if specifically so provided herein below):

          (a) The balance of the Purchase Price to be delivered at the Closing (after application of the Downpayment), including any Additional Purchase Price, as adjusted for apportionments under Section 13 and Section 14 hereof, and less the amounts of the Representations and Warranties Holdback and the Chase Holdback which shall be delivered by Purchaser to the Warranties Holdback Escrowee and the Chase Holdback Escrowee as provided herein;

          (b) The Lease Assignment and Assumption;

          (c) The General Assignment and Assumption;

          (d) A New York City Real Property Transfer Tax Return and New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate;

          (e) The Hearst LOC;

          (f) All other instruments and documents consistent with this Agreement which may be reasonably and customarily required to effect the transaction contemplated herein and within Purchaser's control, provided that such instruments or documents may be delivered without additional cost or liability to Purchaser (other than DE MINIMIS amounts);

          (g) The Warranties Holdback Funds to Warranties Holdback Escrowee to be paid to Seller, subject to the terms and conditions set forth in Section 7.6 hereof, on account of the balance of the Purchase Price not later than nine (9) months after the Closing, except for the Remy Amerique Commission Funds which subject to the terms and conditions set forth in Section 7.6 hereof shall be paid to Seller not later than December 31, 2000;

          (h) The Chase Funds to the Chase Holdback Escrowee; and

          (i) The Mendik Commission Agreement. If the Mendik Commission Agreement is not executed and delivered by Mendik, the condition shall be waived and Purchaser shall be obligated, as between Seller and Purchaser, to pay the amount of the commissions as provided for in the Mendik Commission Agreement when due and payable and shall Indemnify Seller therefor. The provisions of this subdivision (i) shall survive the Closing.

     12.2. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below, each of which may be waived in whole or in part by Seller upon notice to Purchaser;

          (a) Purchaser shall have executed and delivered to Seller all of the documents, shall have paid all sums of money and shall have taken or caused to be taken all of the other action required of Purchaser in this Agreement.

          (b) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects with same limitations, if any, as contained herein as of the date of the Closing.

     12.3. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close title and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below, each of which may be waived in whole or in part by Purchaser upon notice to Seller.

          (a) Seller shall have executed and delivered to Purchaser all of the documents, complied with all covenants and shall have taken or caused to be taken all of the other action required of Seller under this Agreement.

          (b) All representations and warranties made by Seller in the form and manner made in this Agreement shall be true and correct in all material respects and with the same limitations, if any, as contained herein, as if made on and as of the Closing Date, provided, however, that for the purposes of this Section 12, Seller shall not be deemed in breach of any warranty or representation herein (and Purchaser shall remain obligated to Close) unless such breach has a material and adverse effect on Purchaser or the Premises.

          (c) The Title Insurer shall be willing to insure title to the Premises pursuant to an ALTA 1992 Owner's Policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium (which shall be deemed to include the cost of any customary endorsements to title requested by Purchaser), subject only to the Permitted Exceptions set forth on Exhibit "B".

          (d) Purchaser shall have received Satisfactory Tenant Estoppels or, to the extent permitted under the terms of Section 11.1(k) of this Agreement, Cured Estoppels and/or Seller's Estoppels, with respect to every Lease (other than the Excluded Tenants).

          (e) None of Hearst, MGM or MTA shall be involved in any voluntary or involuntary bankruptcy proceedings, and no monetary default in an amount in excess of 60 days of rent under the respective Lease, shall exist under any of the Leases with Hearst, MGM or MTA.

          (f) Any letter of credit described on Exhibit F which has expired shall have been renewed or replaced.

     SECTION 13.  APPORTIONMENTS AND ADJUSTMENTS; CLOSING COSTS.
                  ---------------------------------------------

     13.1. Except as otherwise specifically provided herein, Purchaser and Seller shall adjust as of 11:59 p.m. of the day preceding the Closing the items hereinafter set forth. If any such items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the amount is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected. The obligations set forth in this Section 13 shall survive the Closing. Except as otherwise specifically provided for herein, all adjustments shall be made in the manner recommended by the Customs in Respect to Title Closings of the Real Estate Board of New York, Inc., and there shall be no other adjustments. Subject to the further provisions of this Section 13 and
Section 14, the items to be adjusted are:

          (a) Subject to Section 13.4, rents (as used in this Agreement "rents" or "rental" includes all items of additional rent) under Leases which are
     (x) collected prior to the Closing and (y) applicable to the month in which the Closing occurs. At Closing, Seller shall credit against the Purchase Price the amount of any rents which have been paid to Seller prior to Closing by tenants which rents are attributable to any period from and after the date of Closing. Reference is made to Section 13.4 below for treatment of delinquent rents in the month of the Closing and of post-Closing rental payments and receipts.

          (b) Real estate taxes on the basis of the fiscal period for which assessed. If the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of real estate taxes shall be recomputed. If Seller has made an overpayment of real estate taxes for New York City fiscal year 1998-99 or any earlier fiscal year and any portion of the overpayment is credited towards payment of 1999-2000 (or later) real estate taxes for the Land and Improvements rather than being refunded to Seller, an appropriate adjustment shall be made at Closing (and thereafter as otherwise provided herein) in favor of Seller for its right, title and interest in such credit. Seller shall retain all rights to contest, protest or seek tax reductions for all periods prior to and including tax year 1998-1999, as provided in Section 19.14, and Purchaser shall have full control to contest, protest or seek tax deductions for the tax years after and including 1999-2000.

          (c) Water rates, water meter charges, sewer rents, vault charges and Business Improvement District Charges, if any, on the basis of the fiscal period for which assessed. If there is a water meter or meters on the Premises, the unfixed meter charges and the unfixed sewer rent thereon shall be apportioned on the basis of the last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. As to any unpaid water charges or sewer rents payable by tenants, Purchaser shall close title and accept the delivery of the deed subject to such unpaid charges and rents and any lien resulting therefrom, without abatement against the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise.

          (d) Fuel, if any, on the basis of Seller's last cost therefor, including sales tax, as evidenced by a written statement of Seller's fuel oil supplier dated within thirty (30) days of the Closing, which statement shall be conclusive as to quantity and cost.

          (e) Charges under all Service Contracts which have not been terminated pursuant to Section 14.3 hereof.

          (f) License and permit fees on assignable licenses and permits.

          (g) Maintenance supplies in unopened containers based on Seller's actual cost therefor, including sales tax.

          (h) Administrative fees allowable by law on tenant security deposits if expressly provided for in the Leases.

          (i) New Lease Expenses (as defined and subject to the provisions of Section 14).

          (j) Any other item of cost or expense incurred or payable with respect to the ownership, use or operation of the Premises, customary in connection with the sale of a comparable New York City office building, apportioned on the basis of documentary evidence of payments made or due for goods, services and obligations therefor, based on documentary basis of payment or incurring of costs or expenses; provided, however, that in no event shall all such adjustments exceed the aggregate amount of $10,000.

          (k) Purchaser shall receive a credit of $76,500 in respect of the cost of completing the ongoing work with respect to the HVAC Building Management System.

          (l) Any other item which, under the terms of this Agreement, is to be apportioned at the Closing.

     13.2. At the Closing, the net adjustment pursuant to this Section 13 shall be paid (i) if in favor of Seller, in the same manner as set forth in Section 2 of this Agreement or (ii) if in favor of Purchaser, as a credit against the Purchase Price payable pursuant to Section 2 of this Agreement.

     13.3. Purchaser and Seller hereby agree to make, and the Closing Statement prepared at the Closing shall provide to be made, such adjustments and prorations as and when discovered after Closing.

     13.4. (a) Rental from tenants and other receipts derived from the operation of the Premises shall belong to Seller to the extent that they relate, or are attributable, to the period up to but not including the date of Closing, and shall belong to Purchaser to the extent that they relate, or are attributable, to the period from and after the date of Closing. Any and all amounts received by Purchaser following Closing for rents due to Seller prior to Closing (including an amount equal to Seller's share of rents receivable for the month in which the Closing occurs) shall be paid to Seller when received. If at the time of Closing any tenants are delinquent in the payment of rental then any rent received from any such tenant after the Closing shall be applied to the month during which such rent shall have been received and thereafter in the following order of priority: (i) first, to rent arrearages with respect to the month in which the Closing shall have occurred (subject to apportionment pursuant to Section 13.1(a) above), (ii) second, to rent arrearages with respect to the month preceding the month in which the Closing shall have occurred (which shall be paid to Seller), (iii) third, to rent arrearages with respect to the period following the month in which the Closing shall have occurred and, (iv) fourth, to any other rent arrearages with respect to the period preceding the month in which the Closing shall have occurred (which shall be paid to Seller). Any amounts so payable to Seller after the Closing, shall be paid over by Purchaser to Seller within five (5) business days of receipt by Purchaser. Purchaser shall account to Seller monthly with respect to same. In the event of a rental check received by Seller before Closing, notice of the dishonor of which is received by Seller after Closing, Seller shall immediately notify Purchaser of such dishonor and the same shall be treated as an arrearage in accordance herewith. Seller hereby reserves and shall retain the right to enforce the collection of moneys greater than $25,000 due Seller at or prior to Closing from any of the tenants of the Premises, provided that Seller shall not bring any action or proceeding to dispossess or evict any tenant. The parties agree that at or prior to the Closing Seller shall give the tenant under the Lease for Suite 1802 ("Suite 1802 Tenant") a 3-day eviction notice and Seller shall be entitled to retain as its sole property the security deposit of the Suite 1802 Tenant but not in excess of $25,000 and only if permitted by the terms of the Lease. Thereafter, Purchaser shall have sole control and responsibility to evict the Suite 1802 Tenant after the Closing and Purchaser shall be entitled to all recovery of rents from the Suite 1802 Tenant. Seller will promptly send any checks for rent received after the Closing to Purchaser.

          (b) As to rental payments for fuel pass-alongs, so-called escalation rent, percentage rent, or charges based upon real estate taxes, operating expenses, labor costs, "porter's wage rate," cost of living increases or otherwise (such pass-alongs, escalation rent and charges being collectively called "Overage Rent"), for the applicable accounting period in which the Closing occurs, if the Closing shall occur prior to the time when any such Overage Rent is payable, then such Overage Rent shall be apportioned subsequent to the Closing. Purchaser agrees that it will receive in trust and pay over to Seller a pro-rated amount of such Overage Rent at the end of the calendar year in which the Closing occurs. As to any Overage Rent payable subsequent to the Closing with respect to an accounting period which occurs prior to the Closing, Purchaser agrees that it will receive and hold such Overage Rent in trust for Seller and pay the entire amount to Seller within thirty (30) days of receipt thereof. Seller shall furnish to Purchaser all information with respect to the accounting period in which the Closing occurs which is reasonably necessary for the billing of such Overage Rent. If, prior to the Closing, Seller shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior to but ending subsequent to the Closing, such sum shall be apportioned at the Closing. At the Closing, as part of the Arrearages and Unpaid Escalations Schedule, the parties shall agree to reconcile estimates of payments of expense escalations (and other similar additional rent) under the Leases with actual expense escalations (and other similar additional rent), when such amounts are actually determined by Purchaser after the Closing. Purchaser shall provide to Seller an accounting of all such amounts.

          (c) Subsequent to the Closing, Purchaser agrees that it shall promptly render bills for and shall exercise the same diligence in the collection of any fixed rent and Overage Rent due to Seller pursuant to this Agreement as it does in the collection of then current rentals due to Purchaser. Nothing herein contained shall preclude Seller from asserting separate and independent claims against such tenants, including, but not limited to, the institution of such actions or proceedings as Seller shall deem necessary or advisable for the purpose of collecting such past due fixed rent and Overage Rent; provided, however, that subsequent to the Closing no such action or proceeding may affect such tenant's possession and provided that such claims exceed $25,000.

          (d) Except as specifically set forth in this Agreement, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to the continued occupancy of any portion of the Premises by any tenant and Seller does not guarantee or undertake to insure that any tenant will be in occupancy at the Closing, and Purchaser agrees that the abandonment, vacation or removal of any tenant(s) prior to the Closing shall not be the basis for any claim on the part of Purchaser or right of action against Seller for damages or otherwise; provided, however, that nothing herein shall be deemed to limit or impair Purchaser's right to exercise the Termination Option.

          (e) All Security Deposits, together with accrued interest thereon, if any, and less Seller's proportional share of administrative fees, if any, expressly set forth in the Leases, shall be turned over by Seller to Purchaser at the Closing. Amounts held in the form of cash shall be turned over, at Seller's option, by (i) payment of the amount thereof to Purchaser, or (ii) a credit to Purchaser against the Purchase Price. Any Security Deposit in a form other than cash shall be transferred to Purchaser by way of appropriate instruments of assignment or transfer. If any such non-cash Security Deposits shall not be transferable at Closing, Seller shall nevertheless turn over such Security Deposits to the possession of Purchaser at Closing and shall cooperate with Purchaser's efforts to effect such transfer. Seller hereby designates Purchaser as Seller's agent to act, from and after the Closing, in the name of Seller (but for the benefit of Purchaser) with respect to any such non-cash Security Deposits which remain in the name of Seller after the Closing. Upon request of Purchaser, Seller shall execute powers-of-attorney in favor of Purchaser in furtherance of the foregoing. All costs of transferring non-cash Security Deposits shall be for Seller's account. Purchaser hereby agrees to Indemnify Seller and its Representatives from all losses from any wrongful acts or improper drawings or misapplication of proceeds under any non-cash Security Deposits. Between the date of this Agreement and the Closing, Seller shall not draw on or apply any Security Deposit without the prior written consent of Purchaser. Notwithstanding the foregoing or any other provisions herein to the contrary, except as provided in Section 7.7 (with respect to the Chase Lease) and Section 13.4(a) (with respect to Suite 1802), there shall be no transfers, adjustments or apportionments of any kind with respect to the Chase Lease, Suite 1802 or Suite 2305. The provisions of this Section 13.4(e), shall survive the Closing.

          (f) Purchaser acknowledges that the brokerage agreements and the Mendik Management Agreement listed on Exhibit "I" attached hereto and made a part hereof may require the payment of fees and commissions upon the renewal or extension or the failure to exercise a right of lease termination ("Non-Termination Commission"), after the date of this Agreement, of the current terms of existing leases by the tenants described in such brokerage agreements, or upon the expansion, after the date of this Agreement, by such tenants into additional space, (collectively, "Renewal and Expansion Commissions"). Purchaser shall assume in writing the obligation to pay all Renewal and Expansion Commissions excluding those payable to Mendik Management Company, Inc. and excluding any Non-Termination Commissions, (i) agree in writing (the "Mendik Commission Agreement") to pay directly to Mendik those Renewal and Expansion Commissions expressly set forth in the Mendik Commission Agreement and (ii) agree to pay one half of the Remy Amerique Commission. The Mendik Commission Agreement, and the Renewal and Expansion Commissions payable by Purchaser thereunder, shall contain the same substance as the form of Exhibit "Y" annexed hereto and shall be executed and delivered by Purchaser at the Closing. Except as set forth in the Mendik Commission Agreement, Purchaser shall have no liability or obligation under or with respect to the Mendik Management Agreement. At the Closing, Seller shall receive a credit for the entire amount of any Renewal and Expansion Commissions paid by Seller after the date of this Agreement but before the Closing, upon Seller's furnishing of evidence to Purchaser that such payment has been paid and that such payment was due under the applicable agreement set forth on Exhibit "I". Purchaser shall pay, and shall defend, hold harmless and indemnify Seller against any claims which may hereafter be made against Seller for, any such fees or commissions which first accrue on or after the date of the Closing. The provisions of this Section 14(f) shall survive the Closing.

          (g) Seller shall credit Purchaser at Closing for (i) except as set forth in the last sentence of this Section 13.4(g), any unpaid leasing inducement cost (including, without limitation, any work allowance and the value of any work to be performed at the expense of Landlord (payable by Seller) in respect of the initial term of any Leases executed and delivered before the date of this Agreement, (ii) any commissions which have not been paid to brokers and which are payable by Seller in respect of the initial term of any Leases executed and delivered before the date of this Agreement including any payments to existing and prior managing or leasing agents, (iii) all unpaid leasing inducement costs and brokerage commissions payable in respect of the Remy Amerique Expansion Agreement, but expressly excluding (iv) the Renewal and Expansion Commissions. Notwithstanding clauses (i) and (iii) above, (A) Purchaser shall not receive any credit at Closing (and Purchaser shall be fully responsible under the respective Leases) in respect of any work that may be required to be performed by the landlord under the Menswear Group Leases in respect of the 3,558 rentable square feet on the 35th floor of the Building that was to be built out by landlord, and (B) Purchaser and Seller shall, at such time as the same may become due and payable, each pay one-half (1/2) of the Remy Amerique Commission. The provisions of this Section 13.4(g) shall survive the Closing.

          (h) Purchaser agrees to pay to Seller the amounts set forth on Schedule "4" annexed hereto and made a part hereof, subject to the terms and conditions set forth on Schedule "4", in connection with the Mannor Space and the Threadtex Space (both as defined therein). The provisions of this Section 13.4(h) shall survive the Closing.

     13.5. Without limiting any of the provisions of this Section 13, (a) Purchaser shall pay its attorneys' fees and expenses, recording fees and charges, the cost of the Title Commitment, any and all premiums of any title insurance and endorsements, the cost to obtain a survey of the Land, and (b) Seller shall pay its attorneys' fees and expenses, and the New York State Conveyance Tax in accordance with Article 31 of the New York State Tax Law and the New York City Real Property Transfer Tax in accordance with Title 11 of Chapter 46 of the Administrative Code of the City of New York and all other transfer, documentary, stamp, deed and similar taxes and recordation taxes and filing fees in connection with the execution and delivery of the Deed.

     13.6. Any calculation made in computing any apportionment made pursuant to this Section 13 may be reconfirmed following the Closing, and any errors thereto shall be corrected immediately upon notice from the other party that such error(s) exist. The provisions of this Section 13 shall survive the Closing for twelve (12) months.

     SECTION 14. OPERATION OF PREMISES.
                 ---------------------

     14.1. Subject to the further terms of this Section 14, until the Closing, Seller shall operate the Premises in the ordinary course of business and shall maintain the Premises in substantially the same manner as it is currently being maintained (normal wear and tear excepted); provided, however, that Seller shall not be required to make any capital expenditures with respect to the Premises. If Seller shall make any capital expenditures which (a) are required as a result of an emergency (other than casualty) with notice to and consultation with the Purchaser if reasonable under the circumstances, or (b) are consented to by Purchaser, Seller shall be entitled to a credit for the cost thereof at the Closing equivalent to the period of time from and after the Closing bears to the estimated useful life of the capital expenditure.

     14.2. (a) Prior to the Closing, Seller shall not modify, extend, renew, cancel or permit the surrender of any Lease or enter into any new Lease of all or any portion of the Premises without Purchaser's prior written consent. If the Closing has not occurred within 75 days of the Scheduled Closing Date, the Seller, in its sole discretion, may extend, renew, or enter into any new Lease of all or any portion of the Premises, without Purchaser's consent, provided Seller continues to act in accordance with the standards and practices currently employed by Seller at the Premises.

          (b) If Seller enters into any new Leases pursuant to this Section 14, or if there is any extension or renewal of any Leases after the date hereof, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), Seller shall keep accurate records of all reasonable expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, all expenses, or reimbursements to tenants for the following: (i) brokerage commissions and fees, (ii) expenses incurred for repairs and improvements to satisfy the tenant's requirements, (iii) the cost of removal and/or abatement of asbestos, and (iv) legal fees. Notwithstanding the foregoing, all such expenses (other than Non-Termination Commissions) payable in respect of the Remy Amerique Expansion Agreement shall not constitute "New Lease Expenses", but shall be paid by Seller or, to the extent not paid on or before the Closing Date, credited against the Purchase Price.

          (c) The New Lease Expenses for each New Lease allocable to and payable by Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the commencement date thereof ("Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by Purchaser.

     14.3. To Seller's knowledge, Exhibit "V" annexed hereto and made a part hereof contains a true and correct list of all service agreements, maintenance contracts, contracts for the purchase or delivery of labor, services, utilities, materials, goods, inventory or supplies, cleaning contracts, equipment rental agreements or leases ("Service Contracts") affecting the Premises. Seller shall not at any time following the date hereof, without Purchaser's prior written consent, enter into any new Service Contract (or renew or extend any existing Service Contracts) which shall not be cancelable immediately without cost. Within 5 business days after the execution and delivery of this Agreement, Seller shall give notice of termination (or cause such notice to be given) for all the Service Contracts (except as set forth below), each such termination to be conditional on the Closing and effective on the later of (a) the Closing Date and (b) the earliest date permitted under the respective Service Contract, and, if the Closing Date shall occur before the earliest date permitted for the termination of any Service Contract, Purchaser shall assume and remain obligated thereunder for the period from the Closing to the date of termination of such Service Contract pursuant to Exhibit "R". Notwithstanding the foregoing, Purchaser acknowledges and agrees that the Service Contracts with Xerox and AFA Fire Protection (collectively, "Excluded Service Contracts") shall not be terminated by Seller, but shall be assigned by Seller and assumed by Purchaser, pursuant to Exhibit "R" as aforesaid. The provisions of this Section 14.3 shall survive the Closing.

     14.4. Purchaser advises Seller that, effective as of the Closing Date, all employees of: (a) Seller (or Seller's managing agent) employed at the Building; and (b) Seller's building services, engineering, cleaning and security contractor(s) employed at the Building may not be offered the same employment by Purchaser (or by the property manager to be engaged by Purchaser) under the current employment contracts, agreements and/or terms and conditions of employment, including any collective bargaining agreements or other union contracts. In connection therewith, Purchaser has required that Seller terminate and Seller has agreed to terminate, effective as of the Closing Date: (i) any agreements for building services, engineering, cleaning and security services, including without limitation the Real Estate Management Agreement, dated February 1, 1995, between 54-55 Street Company and Mendik Management 00 Company, Inc. ("Mendik"), and the Building Services Agreement, dated March 1, 1995, between 54-55 Street Company and Building Maintenance Service Corp. ("BMSC") (the "Cleaning Contract"), or (ii) in the event the Cleaning Contract is not in effect on the Closing Date, any contractor or employee(s) who is then performing the cleaning and security services at the Building on the date of this Agreement; and (iii) all other employees employed at the Building, including without limitation employees employed at the Building by Seller and/or BMSC and/or Mendik covered by the 1998 Engineer Agreement between the Realty Advisory Board on Labor Relations, Incorporated and Local 94-94A-94B, International Union of Operating Engineers, AFL-CIO ("Local 94"), effective January 1, 1998 to December 31, 2000 and the 1999 Commercial Building Agreement between Local 32B-32J, Service Employees International Union, AFL-CIO ("Local 32B-32J") and the Realty Advisory Board on Labor Relations, Inc., effective January 1, 1998 to December 31, 2000 (together, the "Union Contracts"). Purchaser acknowledges that Seller may incur liability for severance payments, termination pay, other benefits (including, without limitation, welfare fund, pension fund, training fund, annuity fund and legal fund payments) and/or other amounts due to any employee, union or pension fund arising out of or relating to the termination of the employees employed at the Building covered by the Union Contracts (including, without limitation, any amounts due and/or payable to a multi-employer pension plan for withdrawal liability under the Employee Retirement Income Security Act and the Multiemployer Pension Plan Amendments Act of 1980) and/or for the reimbursement of such amounts payable by BMSC and/or Mendik to the employees employed at the Building covered by the Union Contracts (collectively, "Termination Payments") as a result of the termination by Seller and/or BMSC and/or Mendik of (A) those employees who are covered by the Union Contracts and whose names are set forth on Exhibit M-2 annexed hereto and (B) any new persons hired prior to the Closing Date to replace any of the persons described in clause (A); provided, however, that Purchaser shall have no obligation under this Section 14.4 in respect of any person who (x) was so replaced (the persons described in clauses (A) and (B), other than any person who was replaced as described in clause (B), are collectively called the "Union Employees"); or (y) is not a Union Employee. Purchaser agrees that it shall be liable for the payment of all such Termination Payments (including, without limitation, all penalties and interest, if any) which are or may become due and owing and hereby agrees to indemnify, defend and hold harmless Seller and Seller's Principal(s) from and against all such Termination Payments and all other claims, actions, proceedings, awards, losses, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including on appeal) incurred by Seller or Seller's Principal(s), including without limitation any of the same arising from or by reason of any claim made by any Union Employee, Local 94, Local 32B-32J, BMSC, Mendik and/or any other contractor of Seller performing services of the type covered by the Cleaning Contract (if the Cleaning Contract is not in effect on the Closing
Date), in each case relating to or arising out of the termination of the Union Employees, Purchaser's and/or Seller's failure to pay any Termination Payments as and when due and payable, Purchaser's failure to hire any or all of the Union Employees and/or Purchaser's failure to assume or become subject to the Union Contracts. Purchaser shall defend all such claims, actions and proceedings with counsel selected by Purchaser with the approval of Seller, which approval shall not be unreasonably withheld or delayed, and Seller shall have the right to fully participate in the defense of any or all claims, at its option, with counsel selected by Seller at Seller's expense; provided, u, that Purchaser shall have full control of any negotiations with any employees and/or unions concerning hiring by and/or continuation of employment with Purchaser of any employees at the Building and the amount of any Termination Payments to be paid to Union Employees who are not hired by and/or offered continued employment with Purchaser, and Seller shall have no right to participate in such negotiations; provided, further, however, that Seller shall have the right to participate in such negotiations in the event any claims, actions or proceedings referred to herein are initiated against Seller or Seller's Principals and such negotiations relate to said claims, actions or proceedings.

     14.5. Within 5 business days after the execution and delivery of this Agreement, Purchaser shall give Mendik notice of the termination of the Mendik Agreement, effective upon the later of (a) the Closing and (b) the earliest date permitted under the Mendik Management Agreement for such termination, in which case, if the Closing Date shall occur before the earliest date permitted for such termination, Purchaser shall remain obligated to pay all management fees and expenses payable thereunder to Mendik, for the period from the Closing to the date of termination of the Mendik Agreement. The provisions of this Section
14.5 shall survive the Closing.

     SECTION 15.  BROKER.
                  ------

     15.1. Each of Seller and Purchaser represents and warrants to the other that it has dealt with no broker, finder or other person who is entitled, by reason of dealing with the indemnifying party, to any fee, commission or other similar compensation in connection with the transaction contemplated by this Agreement other than Cushman & Wakefield, Inc. (the "Broker") Seller represents and warrants that it shall be solely responsible for the payment of any and all fees, commissions or other compensation due to the Broker in connection with this transaction pursuant to a separate agreement previously entered into between Seller and Broker.

     15.2. Purchaser shall indemnify, defend and hold harmless Seller, its agents, employees and representatives from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of the breach of Purchaser's representations or warranties contained in this Section 15.

     15.3. Seller shall indemnify, defend and hold harmless Purchaser, its agents, employees and representatives from and against any and all losses, costs, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of the breach of Seller's representations or warranties contained in this Section 15.

     15.4. The representations, warranties and indemnities contained in this
Section 15 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement, for a period of nine (9) months.

     SECTION 16. NOTICES.
                 -------

     16.1. All notices under this Agreement shall be in writing, shall refer to this Agreement and shall be (a) delivered personally, (b) sent by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by a nationally recognized overnight courier. Notices shall be deemed given on the first business day on or after receipt or refusal thereof. Except as otherwise expressly provided in this Agreement, all notices shall be given in accordance with the above as follows:

         If to Seller:

         Myron A. Minskoff
         c/o Myron A. Minskoff, Inc.
         1350 Avenue of Americas, 23rd Floor
         New York, New York 10019
         Attention:      Robb Aley Allan

         Marjorie Minskoff Schleifer
         c/o Minskoff Grant Realty & Management Corp.
         1350 Avenue of Americas, 32nd Floor
         New York, New York 10019
         Attention:      Jean Minskoff Grant

         Estate of Jerome Minskoff
         c/o United States Trust Company of New York,
         Co-Executor
         114 West 47th Street
         New York, New York 10036
         Attention:       Steven Scott Kirkpatrick

         and

         c/o Michael Breede, Esq.
         Rogers & Wells
         200 Park Avenue, 54th Floor
         New York, New York 10 166

         with a copy to:

         Gibson, Dunn & Crutcher LLP
         200 Park Avenue
         New York, New York 10 166
         Attention:      Andrew H. Levy, Esq.
         Telephone No.:  212-351-4037
         Fax No.:        212-351-4035

         If to Purchaser:

         c/o Reckson Associates Realty Corp.
         10 East 50th Street
         New York, New York 10022
         Attention:      Philip M. Waterman III
         Jason Barnett, Esq.
         Telephone No.:  212-715-6522
         Fax No.:        212-715-6535

         with a copy to:

         Fried, Frank Harris Shriver & Jacobson
         One New York Plaza
         New York, New York 10004-1980
         Attention:      Joshua Mermelstein, Esq.
         Telephone No.:  212-859-8137
         Fax No.:        212-859-4000

     16.2. Any counsel designated above or any replacement counsel which may be designated by Purchaser and/or Seller by written notice to the other party is hereby authorized to give notices hereunder on behalf of its respective client.

     SECTION 17. LIMITATION ON SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                 ---------------------------------------------------------
OBLIGATIONS.
-----------

     17.1. Except as expressly set forth herein to the contrary, no representations, warranties or obligations of Seller or Purchaser set forth in this Agreement shall survive the Closing or earlier termination of this Agreement.

     17.2. The delivery of the Deed by Seller and the acceptance thereof by Purchaser and the delivery by Purchaser of the consideration required of Purchaser to Seller hereunder shall be deemed the full performance and discharge of every obligation on the part of such party to be performed hereunder, except those obligations of Seller and Purchaser, respectively, which are expressly stated in this Agreement to survive the Closing.

     SECTION 18. PROHIBITION OF RECORDING.
                 ------------------------

     Neither Seller nor Purchaser shall record, or arrange to record, this Agreement or any memorandum thereof with any filing office in any jurisdiction.

     SECTION 19. MISCELLANEOUS.
                 -------------

     19.1. Purchaser shall not sell, assign, convey or otherwise transfer all or any portion of its rights or interest under this Agreement without the prior written consent of Seller, which consent may be arbitrarily withheld by Seller for any reason or no reason, provided, however, that Purchaser shall be permitted to assign its rights under this Agreement without the consent of Seller only at and conditioned upon the Closing to an Affiliate of the Purchaser. Affiliate shall mean an entity which is owned, directly or indirectly, at least 5 1 % by the Purchaser. If said assignee does not have a net worth of at least $500 million dollars then Purchaser shall deliver to Seller at the Closing an unconditional, primary guarantee from Purchaser or an Affiliate of Purchaser which has a net worth of at least $500 million dollars, in form satisfactory to Seller ("Guarantor"), with respect to all post-closing obligations of said assignee. At the Closing, Purchaser shall provide a current balance sheet or other evidence reasonably satisfactory to Seller, certified in writing by Purchaser, which establishes that assignee's or Guarantor's net worth, as the case may be, is at least $500 million dollars.

     19.2. This Agreement shall be governed solely by, and construed solely in accordance with, the internal laws of the State of New York.

     19.3. The captions contained in this Agreement were inserted for convenience of reference only and shall in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     19.4. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the parties hereto.

     19.5. Time shall be of the essence as to each party's performance of all of its obligations under this Agreement; provided, however, that neither party shall be deemed in breach of its obligations hereunder (other than those contained in Section 2 or those required to be performed at the Closing) if such party shall fully perform its obligations within two (2) business days of the date otherwise specified for performance.

     19.6. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

     19.7. This Agreement is a contract for the sale of the Premises only and is not intended to be, and should not be construed as, an agreement of lease for the Premises, an installment sales contract, or a contract for deed.

     19.8. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, with the same effect as if each party had executed all counterparts.

     19.9. The parties agree that prior to the Closing Date no party nor any Affiliate shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party (other than Broker, attorneys, accountants, prospective title insurers or any lending institution having a lien or intending to have a lien on the Premises or as required by law), without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned it being agreed that the parties may respond to inquiries from the press so long as they do not disclose any economic or other material terms of this Agreement which have not been previously disclosed as permitted hereunder.

     19.10. Purchaser agrees that, notwithstanding any contrary provisions of this Agreement, Purchaser shall look only to the Seller's estate and interest in the Premises and the holdback provided for in Section 7.6 (to the extent not released to Seller pursuant to Section 7.6(g) hereof) for the collection of a judgment (or other judicial process) requiring the payment of money by Seller, and no other property or assets of the Seller or any direct or indirect partner, joint venturer, member, officer, or representative or any affiliate thereof, disclosed or undisclosed (collectively, "Seller's Principal"), shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment against Seller. Purchaser shall not name any Seller's Principal as a defendant in any legal action relating to this Agreement. Without limiting the foregoing, Purchaser shall not look to or make any claim whatsoever against any proceeds of the Purchase Price (other than any holdbacks or escrows provided for in this Agreement), any prorations or adjustments which are required to be made in favor of or paid to Seller by Purchaser after the Closing, or any other monies released or distributed to or in the possession of the Seller or any Seller's Principal (including monies released from holdbacks or escrows). The provisions of this Section 19.10 shall survive the Closing.

     19.11. Submission of drafts of this Agreement for examination or execution by Purchaser shall not bind Seller in any manner or be construed as an offer to sell, and no contract or obligation of Seller shall arise until this instrument is executed and delivered by both Seller and Purchaser and the Downpayment has been received by the Escrowee.

     19.12. Any sums due after the Closing by either party hereto to the other, if not paid within thirty (30) days after the obligation to pay arises, shall bear interest at the lesser of (a) 2% over the Chase prime rate in effect from time to time in New York City per annum or (b) the maximum rate permitted by law from the time such obligation arises until payment. The provisions of this
Section 19.12 shall survive the Closing.

     19.13. The parties hereto agree that no part of the Purchase Price shall be deemed to have been paid by Purchaser for any Personal Property transferred hereunder. Sales or use taxes, if any, payable by reason of the sale of any of the Personal Property shall be the sole responsibility of and shall be paid by Purchaser, and Purchaser shall Indemnify Seller and its Representatives with respect thereto. The indemnity set forth in the preceding sentence shall survive Closing.

     19.14. Seller shall in Seller's discretion commence or continue any proceeding for the reduction of the assessed valuation of the Premises for tax years prior to, but not including, the New York City fiscal year 1999-2000. Purchaser shall in Purchaser's discretion commence or continue any proceeding for the reduction of the assessed valuation of the Premises for New York City fiscal year 1999-2000 and all subsequent tax years, provided, however, that the net refund or credit of taxes, if any, for the 1999-2000 tax year shall be divided between Seller and Purchaser in accordance with the proportion which the period covered by such refund or credit in which the Premises was owned by Seller bears to the entire period covered, after deducting therefrom a pro rata share of all expenses, including counsel fees, incurred in obtaining such refund or credit (the allocation of such expenses to be based upon the total refund or credit obtained in the proceeding and in any other proceeding simultaneously involved in the trial or settlement). Purchaser shall deliver to Seller, upon demand, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund or credit by Seller. With respect to real estate tax refunds or credits with respect to the Premises relating to fiscal years prior to the Closing which may be required to be reimbursed to tenants at the Premises Purchaser and Seller shall enter into an escrow arrangement in the form attached hereto as Exhibit "Z" and made a part hereof, on or prior to the Closing Date, for the deposit of such refunds into escrow pending the payment of such reimbursement to the tenants, and returning all excess funds to Seller for all years prior to 1999-2000, and for an equitable apportionment of the excess funds between Seller and Purchaser for the year 1999-2000. The provisions of this Section 19.4 shall survive the Closing.

     19.15. This Agreement cannot be modified, changed or discharged except by an agreement in writing, signed by the party or parties against whom enforcement of such modification, change or discharge is sought (and, in the case of Seller, which Seller intends to have executed by any two (2) of the "parties of the first part" of Seller, on behalf of Seller, who have authority to execute such documents).

     19.16. If Seller intends to make a Unit Election (as defined below), and provided that Seller and Purchaser are able to agree on the terms (including, but not limited to, the valuation of units) of the Unit Election as hereinafter set forth, then immediately prior to the Closing, Seller may transfer the Premises to a special purpose limited liability company ("SPE") and may distribute its membership interests in the SPE to the present joint venture members of Seller, subject to the rights and obligations provided for under this Agreement. In such a case, (a) this Agreement shall automatically become an agreement by Purchaser to purchase, and an agreement by the SPE members to sell or exchange, all of the SPE membership interests for consideration equal to the Purchase Price consisting of cash and Units, as described and based upon the terms and conditions set forth herein and (b) Seller shall indemnify and hold Purchaser harmless (which indemnity shall survive the Closing) from and against any and all liabilities or obligation of the SPE which accrue prior to the Closing. Upon written notice (the "Unit Election Notice") given to Purchaser not less than 10 days prior to the Closing, not more than 20 of the members of Seller shall have the option to take a portion, but in no event less than $10,000,000.00 in the aggregate, of the Purchase Price in the form of common units of Reckson Operating Partnership, L.P. ("Units"); provided, that each of Seller's members that makes the election to receive a portion of the Purchase Price in the form of Units (the "Unit Election") shall agree to those representations, warranties and restrictions as set forth on Schedule "4" annexed hereto and any other terms which Purchaser shall reasonably require. The Unit Election Notice shall describe the amount of cash and the Units to be received by each such member in exchange for its membership interest in the SPE. If Purchaser and Seller agree to the terms provided for in the Unit Election, any amendments to this Agreement as may be necessary to permit the Unit Election and to permit the members of Seller to receive such Units shall be made without any increase in the respective obligations or liabilities or any decrease in the respective rights of the parties (except as may be required hereunder to permits the Units to be used as consideration for the sale). Such amendments may include, without limitation, at Seller's option, Seller's appointment of an administrator or custodian to receive and disburse, on behalf of all SPE members, the balance of the Purchase Price and all prorations, adjustments and refunds which are payable after the Closing. If Purchaser and Seller do not, on or before the Closing Date, agree, in each party's sole discretion, to the terms provided for in the Unit Election, then the Unit Election shall be deemed null and void, Seller shall not transfer the Premises to the SPE and Seller and Purchaser shall proceed with the sale of the Premises in accordance with this Agreement as if the Unit Election Notice had never been given. It is expressly acknowledged and agreed that if, for any reason or no reason, the Unit Election does not occur, or if the Unit Election has occurred but if for any reason any SPE member who was to receive Units in accordance with the Unit Election does not accept the Units, this Agreement shall remain in full force and effect and the parties' obligations to each other shall not be affected thereby. In such latter case, the portion of the Purchase Price allocated to the Units that are not accepted shall be paid in cash at the Closing. The parties intend that any exchange of SPE membership interests for Units qualify as a tax-free exchange under Section 721 of the Internal Revenue Code. In no event shall any transfer of the Premises by Seller to an SPE or any resulting transfer of this Agreement, operate to release Seller from any and all obligations or liabilities under this Agreement.

     19.17. Other than that certain confidentiality letter, dated as of August 24, 1999, from Purchaser to Seller and to Cushman & Wakefield, Inc. (the "Confidentiality Agreement") [but excluding paragraph 5 of the Confidentiality Agreement, which paragraph 5 is superseded by this Agreement], this Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not contained herein shall be of any force or effect, all of the same being superseded, revoked and merged herein.

     19.18. Purchaser acknowledges and agrees that, except as set forth expressly in this Agreement, Seller does not make any representation or warranty with respect to the accuracy or completeness of any of material, data and information (the "Due Diligence Materials") provided by Seller and its representatives, to Purchaser or its affiliates, that Purchaser has reviewed, and agrees that Seller shall not have any liability to Purchaser resulting from the use of or reliance on the Due Diligence Materials. Purchaser agrees that, except as otherwise expressly set forth in this Agreement, it is responsible for and is relying solely upon its own due diligence investigations of the Property, including without limitation, its investigations of any structural, mechanical, and/or environmental conditions.

     19.19. Purchaser and Seller hereby agree to reasonably cooperate and assist each other with respect to any post-closing matter (including, without limitation, providing reasonable access to the records of the Building and the tenants, and providing information relating to the operation of the Building), upon the request of the other, so long as the same is without cost or expense to the requested party (other than DE MINIMIS amounts), and so long as neither the rights and privileges are reduced, nor the obligations or liabilities increased, of the requested party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:                                54-55 STREET COMPANY

Federal Employer Identification        By:/s/ Myron A. Minskoff
                                          ------------------------------------
Number #   B-13-1891134-5                 Myron A. Minskoff, Partner


                                       By:/s/ Marjorie Minskoff Schleifer
                                          ------------------------------------
                                          Marjorie Minskoff Schleifer, Partner


                                       By: Estate of Jerome Minskoff, Partner


                                           By:/s/ Patricia Minskoff
                                              --------------------------------
                                              Patricia Minskoff, Co-Executor

                                           By: The United States Trust Company
                                                 of New York, Co-Executor


                                               By:/s/ Steven Scott Kirkpatrick
                                                  ----------------------------
                                                  Steven Scott Kirkpatrick
                                                  Vice President


PURCHASER:                             RECKSON OPERATING PARTNERSHIP, L.P.

Federal Employer Identification        By: Reckson Associates Realty Corp., its
Number #    11-3233647                     General Partner


                                       By:/s/ Jason Barnett
                                          -------------------------------------
                                          Name:   Jason Barnett
                                          Title:  Executive Vice President

THE UNDERSIGNED JOINS IN THE EXECUTION HEREOF SOLELY FOR THE PURPOSE OF AGREEING TO ACT AS "ESCROWEE" PURSUANT TO THE PROVISIONS OF THIS AGREEMENT RELATING TO THE ESCROW OF THE ESCROW FUNDS.

GIBSON, DUNN & CRUTCHER LLP


By:/s/ Richard M. Ross
   ------------------------
   Name:  Richard M. Ross

THE UNDERSIGNED JOINS IN THE EXECUTION HEREOF SOLELY FOR THE PURPOSE OF AGREEING TO ACT AS "WARRANTIES HOLDBACK ESCROWEE" AND "CHASE HOLDBACK ESCROWEE", RESPECTIVELY, PURSUANT TO THE TERMS OF THIS AGREEMENT RELATING TO THE ESCROW OF THE WARRANTIES HOLDBACK FUNDS AND THE CHASE HOLDBACK FUNDS.

FRIED FRANK HARRIS SHRIVER & JACOBSON


By:/s/ Eric Feuerstein
   ------------------------
   Name:  Eric Feuerstein